Exhibit 2.1

[***]      CERTAIN INFORMATION IN THIS DOCUMENT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Amended Sale and Transfer Agreement

between

                Infineon Technologies AG, Munich, Germany

                                                hereinafter: “Infineon”

                Infineon Technologies North America Corp., San Jose, California, USA

                                                hereinafter: “Infineon US”

                                                                (Collectively “Sellers”)

a n d

                TriQuint Semiconductor, Inc.,

                                                hereinafter: “TriQuint”

                TriQuint Semiconductor GmbH

                                                hereinafter: “Purchaser”

AMENDED SALE AND TRANSFER AGREEMENT

                This Agreement, amended and restated, and dated as of April 29, 2002, by and among Infineon Technologies AG, Munich, Germany (Infineon) and Infineon Technologies North America Corp, San Jose, California, USA (Infineon US)  (collectively “Sellers”), and TriQuint Semiconductor, Inc. (TriQuint) and TriQuint Semiconductor GmbH (Purchaser). Sellers, TriQuint, and Purchaser together are called “parties”; each of the separate Sellers is a “Seller”. “Seller.”

                This Agreement amends and restates the Sale and Transfer Agreement dated as of April 29, 2002, between the parties (in which Purchaser was incorrectly designated as “TriQuint GmbH”).

The parties agree as follows:

1.     Definitions.

1.1  Affiliates of a party are companies defined as companies associated with that party (“Verbundene Unternehmen”) within the meaning of Sections 15 et seq. AktG.

1.2  Agreement means this Amended Sale and Transfer Agreement, with its appended exhibits and schedules.

1.3  Ancillary Parts means supporting means, terminal members, leads, envelope means for surrounding and protecting Galliumarsenide Devices and any means included within or unitary with such envelope means.

1.4  Circuitry means the scheme according to which a certain number of identifiable components are to be connected together electrically to effect a certain electrical function, such Circuitry to be incorporated in an integrated circuit.

1.5  Competitive Activity shall mean development, design, device-modelling, production, production line preparation or design, testing, technical marketing and/or product marketing of the Hi Rel Devices, Galliumarsenide Devices (as defined for purposes of the Vanessa Transferred Business) or processing of Galliumarsenide Wafers, provided, however, that none of the following shall be deemed to be Competitive Activities:

1.5.1       Resale of Third Party Products.  The resale of Galliumarsenide Devices or Hi Rel Devices bought by Infineon or its Affiliates from TriQuint, or from a third party where TriQuint cannot or will not provide such Galliumarsenide Devices or Galliumarsenide Wafers to Infineon at such terms and prices as agreed in or under the procedures of separate supply agreements with TriQuint, such as Exhibit 2.6.1(c) or such other agreements as may be negotiated from time to time.

1.5.2       Production for Interim Agreements.  The production of Galliumarsenide Devices as is contemplated and required by the Interim Supply Agreement (Exhibit 2.6.1(b)) and the Process Transfer Plan ((Schedule 2.6.1(e)), during the periods there contemplated, or the production of Hi Rel Devices as is contemplated and required by the Hi Rel Agreement (Exhibit 2.6.1(f)), during the periods there contemplated. However, Infineon shall not maintain a production line for Galliumarsenide Devices or Hi Rel Devices after the respective periods there contemplated.

1.5.3       Combination Products. The development, design, device-modelling, manufacturing, testing, technical marketing, product marketing, distribution and/or sale of systems solution product by IFX that include Galliumarsenide Devices, where the included Galliumarsenide Devices are developed as application specific products that are specifically designed for use in products, e.g. multi chip modules, to be produced and sold by Infineon and/or its Affiliates and which include significant functionality beyond that of the Galliumarsenide Devices included therein (hereinafter referred to as Combination Products); including the joint development, design, device-modelling by Infineon and/or its Affiliates together with third parties of Combination Products to be sold by Infineon, its Affiliates or distributors; where TriQuint cannot or will not provide such Galliumarsenide Devices at market required perfomance performance and such terms and prices as defined in the System House Agreement (Exhibit 2.6.1(c).) 2.6.1(c)).

1.5.4       Spare Parts.  The distribution and/or sale of Galliumarsenide Devices which are spare-parts to Combination Products.

1.5.5       Foundry Services by TriQuint. The design, device-modelling, sale, marketing,  and/or distribution of Galliumarsenide Devices or Hi Rel Devices purchased from TriQuint or TriQuint’s Affiliates under Foundry Services Agreements, if entered into.

1.5.6       Nontransferrable Obligations.  The fulfillment of nontransferrable obligations  by Infineon and its Affiliates under the contracts listed on  Schedule 2.10.3.

1.5.7       Sales to Distributors. The sale of GalliumArsenide Devices or Hi Rel Devices to distributors listed in  Schedule 1.5.7 under the procedures of Section 2.5.2.

1.6  Earnout Revenues are revenues TriQuint (including all subsidiaries) realizes from the sale of Vanessa Originated Products in the twelve month period beginning October 1, 2002 and ending September 30, 2003, and from the sale of Vanessa Related Products in the twelve month period beginning October 1, 2003 and ending September 30, 2004, as further specifically calculated as described in Section 4 of this Agreement.

1.7  Effective Date is the date and time at which all conditions to closing in this Agreement have been fulfilled or waived in writing.

1.8  Galliumarsenide Device means a device consisting primarily of at least one die of Galliumarsenide (GaAs) material having a plurality of electrodes associated therewith, whether or not said die consists of a single GaAs material or of a multiplicity of such materials, and whether or not said die includes one or more layers or other regions (constituting substantially less than the whole of said die) of a material or materials which are of a type other than GaAs material, e.g. deposited InGaP or AlGaAs; and, if provided as a part thereof, said device includes all Ancillary Parts.

1.9  Galliumarsenide Wafer shall mean a continuous, thin body of GaAs Material containing more than one unsevered GaAs Die.

1.10                Hi Rel Devices Hi Rel Devices shall mean RF-devices, including diodes for RF-applications, manufactured expressly for markets in which extraordinary ruggedness and high reliability under extreme environmental, electromagnetic, or other conditions is a priority, e.g., for space and military applications.  Hi Rel Devices include specifically those listed in  Schedule 1.10, which are currently manufactured by Infineon. For sake of clarity, HiRel Devices does not include any devices for automotive, industrial or consumer applications.

1.11                Interim Agreements are those agreements identified in Section 2.6.1.

1.12                Know-How is all know-how belonging to Infineon or Infineon US, or which Infineon or Infineon US have the right to use and transfer or license, which is available within the Vanessa Transferred Business and used for the products and business thereof and which is in existence on the Effective Date, including but not limited to Galliumarsenide Know-How, customer requirements documentation, design and method documentation, and other intangible items which are not subject to any special intellectual property right protection.

1.12.1     Galliumarsenide Know-How shall mean all process and technology documentation consisting of process descriptions, work instructions, process recipes including the respective machine settings and parameters, test specifications, epitaxial layer specifications, all documents regarding the production part approval process including the process flows, control plans, potential failure mode and effect analysis, studies for process capabilities and measurement systems, the documentation of the respective process development; and all Product Development Documentation including the respective mask set descriptions, circuit diagrams, layout & design documentation, simulation files, and the respective product specification documentation, and all product test documentation and  test files and procedures for production test, warranty return test, factory acceptance or other customer acceptance test, and the like, for all products within the scope of the Vanessa Transferred Business.

1.13                Permitted Liens are any retention of title in the tangible Vanessa Assets by third parties in the ordinary course of business listed in  Schedule 1.13 and any non-exclusive licenses granted under the Know-How or the Property Rights.

1.14                Parties are Sellers, TriQuint and Purchaser collectively.

1.15                Property Rights are patents, patent applications, and inventions that have been reduced to the form of invention disclosures.

1.16                Vanessa Assets consist of the tangible assets Sellers commit to transfer in Section 2.2; the intellectual property assets or rights that Sellers commit to transfer or grant in Section 2.3 and Section 2.9; the Current Agreements and customer information described in Section 2.5 (or for nontransferrable Current Agreements, the rights under them as described in Section 2.5.5), and the agreements concerning competition and employee solicitation contained in Section 2.10.

1.17                Vanessa Workforce consists of the employees identified in Section 2.8.1, 2.8.5, and 2.8.6.

1.18                Vanessa Licensed Business shall include the development, design, device modelling, processing, technical marketing, product marketing, marketing, sales, and support of Galliumarsenide Devices and Hi Rel Devices.

1.19                Vanessa Transferred Business is the business activities of Infineon and Infineon US within the scope of the Vanessa Licensed Business, but with these limitations:

1.19.1     Distribution and Sales Forces Excluded.  The Vanessa Transferred Business does not include any distribution and/or sales forces.

1.19.2     Galliumarsenide Devices and Hi Rel Devices further limited.  For the purpose of the term Vanessa Transferred Business, the included terms Galliumarsenide Devices and Hi Rel Devices shall be limited as follows:

(a)   Limitation by Inclusion.  The term Galliumarsenide Devices shall include only discrete devices and analog integrated circuits (IC's) including Circuitry (hereinafter defined)  based on p-High Electron Mobility Transistor Technology (p-HEMT), Metal Semiconductor Fieldeffecttransistor Technology (MESFET) and Heterojunction Bipolar Transistor Technology (HBT) for RF-applications, e.g. Cellular-, Satellite- and Radar-applications, and Cable-TV-applications, and include only Galliumarsenide Know-How.

(b)   Limitation by Exclusion. The terms Galliumarsenide Devices and Hi Rel Devices shall exclude any discrete and/or integrated sensors, e.g. Hall-sensors,  and any discrete devices and/or integrated circuits (IC's) for optoelectronic applications, e.g. vertically emitting laserdiodes (VCSEL). The Vanessa Transferred Business excludes the production and the testing of any wafers, except to the extent defined in the Process Transfer Plan.  It also excludes any manufacturing or testing equipment (except the manufacturing equipment listed in  Schedule 2.2) and/or know-how for testing of any wafers, and know-how for assembling of any die, especially any packaging equipment and/or know how, except as contemplated in the Backend Process Agreement ((Exhibit 2.6.1(g)).

1.20                Vanessa Liabilities means the liabilities Purchaser agrees to assume under Section 2.4.

1.21                Vanessa Originated Products and Vanessa Related Products:  Vanessa Originated Products are the Infineon products currently shipping, and still in the design process, that are listed on  Schedule 1.21 and in  Schedule 1.10. Vanessa Related Products are all other TriQuint-originated parts and components (active or passive) that TriQuint or any of its Affiliates sells to customers for use in a design that incorporates Infineon wireless chipsets.

2.     Subject Matter of the Sale.

2.1  Transfer of Vanessa Assets and Hiring of Vanessa Workforce. Subject to and upon the terms and conditions of this Agreement Sellers shall transfer the Vanessa Assets, with effect from Effective Date, to TriQuint or Purchaser.  That transfer shall take place through delivery and where necessary or appropriate recording of bills of sale or other transfer documents in the form attached as  Schedule 2.1.  Also on the Effective Date, Purchaser shall assume responsibility for the employees and commitments to the employees who are part of the Vanessa Transferred Business (“Betriebsteil”) in Germany as set forth in  Schedule 2.8 (or such subset of them as does not exercise opt out rights under 613aBGB before close), and TriQuint or Purchaser shall offer employment to the other employees identified in Section 2.8.  At the Effective Date, Purchaser will accept such transfer. Licenses and transfer of rights under Sections 2.3.2, 2.3.3, 2.3.4, and 2.3.5; transfer of liabilities under Section 2.4, transfer of contracts under Section 2.5; and the Hi Rel Agreement (Exhibit 2.6.1(f)); all as they relate solely to the Hi Rel portion of the Vanessa Transferred Business will take effect as of the effective date on which the Hi Rel closing takes place.

2.2  Transfer of Vanessa Tangible Assets. The Sellers will sell to TriQuint or Purchaser their tangible assets listed in  Schedule 2.2 (“the Vanessa Tangible Assets”) with effect from Effective Date.  Schedule 2.2a contains the Vanessa Tangible Assets to be purchased by TriQuint from Infineon,  Schedule 2.2b contains the Vanessa Tangible Assets to be purchased by TriQuint from Infineon US, and  Schedule 2.2c contains the Vanessa Tangible Assets to be purchased by Purchaser from Infineon.  Before the Effective Date, TriQuint may redirect title to these assets among itself and its Affiliates, by Notice to Infineon.   Schedule 2.2 shall be reconciled through the procedures of Section 2.2.3, at the option of either party.

2.2.1       Timing of Title Transfer and Delivery.  The Parties hereby agree that title and all other rights incident to ownership of the Vanessa Tangible Assets shall pass to TriQuint or Purchaser, at the Effective Date. To the extent that Permitted Liens affect the Vanessa Tangible Assets, the corresponding contingent rights shall be transferred to TriQuint or Purchaser, at the Effective Date. For Vanessa Tangible Assets that are on sites covered by the Interim Lease Agreements, Sellers shall place Purchaser in possession of the Vanessa Tangible Assets at the Effective Date on their respective sites at the places identified in the Interim Lease Agreements.  Vanessa Tangible Assets identified in the Process Transfer Agreement shall be handled as that Agreement contemplates, except no assets will transfer before the Effective Date without Infineon’s written consent.

2.2.2       Commitment to Further Acts.  If and in so far as the transfer of title under this Article 2 requires further acts, the Parties shall undertake such by the Effective Date.

2.2.3       Option for Final Inventory; Effect of Not Taking Inventory. Either Infineon or TriQuint may elect to have representatives of each of Infineon and TriQuint conduct a final inventory prior to the Effective Date, which process shall include appropriate marking of transferred assets, and where necessary, collection of such assets into the space identified in the Interim Lease Agreements (Exhibit 2.6.1(a).)  If that final inventory is performed,  Schedule 2.2 shall be reconciled against the results of the inventory (taking into account assets on  Schedule 2.2 that are held by third parties, or held in locations outside the space identified in the Interim Lease Agreements.) In that case the reconciled inventory value shall control.  If neither party elects to perform a final inventory, then the tangible assets actually in the sites controlled by the Interim Lease Agreements, together with tangible assets on  Schedule 2.2 that are held by third parties, or held in locations outside the space identified in the Interim Lease Agreements, shall be regarded as delivered at the Effective Date and as thereafter belonging to Purchaser or TriQuint, as TriQuint directs,  and any discrepancy (positive or negative) between the equipment actually on the sites, or its value, and the equipment listed in  Schedule 2.2 (except as to assets on  Schedule 2.2 that are held by third parties, or held in locations outside the space identified in the Interim Lease Agreements) shall be considered waived by both parties.  The parties shall cooperate with each other in scheduling and access so that the inventory here contemplated will be completed by three days before the Effective Date.

2.2.4       Price.  The Vanessa Tangible Assets as finally reconciled by audit (as described in Section 2.2.3) shall be valued for purposes of transfer as shown on  Schedule 2.2.

2.3  Assignment and Transfer of Vanessa Intangible Assets; Licenses.

2.3.1       Property Rights Transferred.  Infineon will assign and transfer to TriQuint or Purchaser (as shown on  Schedule 2.3.1), or to another TriQuint Affiliate if designated by TriQuint before the Effective Date, with effect as of the Effective Date, the title to the Property Rights listed in  Schedule 2.3.1. TriQuint will accept the assignment and transfer on the Effective Date.

(a)   Additional Steps.  Infineon shall, if requested by TriQuint, either at the Effective Date or after, render any declarations and take any steps which are necessary in order to effect the registration of the Property Rights in TriQuint’s name, at TriQuint’s expense for out-of-pocket costs.

(b)   Prosecution Files.  Following the Effective Date, Infineon shall cause all correspondence and prosecution history for the transferred patents, including Infineon internal files with respect to them, to be transferred to TriQuint or its patent counsel, as TriQuint directs.  Infineon shall further make its patent counsel reasonably available by telephone to assist in transition matters.

2.3.2       Property Rights Licensed.  Infineon will grant, with effect as of the Effective Date, to TriQuint and its Affiliates, the irrevocable, non-transferrable (except as noted below), non-exclusive, world-wide, royalty-free right and license, to the Property Rights listed on  Schedule 2.3.2 to use, make, have made, design, have designed, develop, maintain, import, export, sell, market, or otherwise dispose of products within the field of the Vanessa Licensed Business.  However, this license with respect to issued patents shall be limited as follows:  with respect to circuit patents, to parts made on Galliumarsenide Wafers; and with respect to process patents, to processes involving Galliumarsenide Wafers. TriQuint and its Affiliates may sublicense these licensed rights to third party acquirors of assets that are within the field of the Vanessa Licensed Business, to the extent necessary for the use of those assets.  For example, if TriQuint later sells its pHEMT process, and a patent licensed hereunder is necessary to enable the acquiror to use that process as TriQuint used it, TriQuint may sublicense that right. TriQuint and its Affiliates shall additionally be entitled to grant non-exclusive sublicenses to their customers in respect of those Property Rights which relate to the application of the products within the field of the Vanessa Licensed Business sold by TriQuint and/or its Affiliates. TriQuint may also transfer the right and license here granted to a third party who acquires substantially all of TriQuint’s assets and operations.

2.3.3       Know-How Transferred and Licensed.  Infineon and Infineon US will assign and transfer to TriQuint, with effect as at Effective Date, their respective Know-How that exists exclusively within the portions of Sellers’ business within the scope of the Vanessa Transferred Business.  With respect to their Know-How that has been used by Sellers and is existent within the scope of the Vanessa Transferred Business, but not exclusively within such scope, Infineon and Infineon US will, as of the effective date, grant TriQuint and its Affiliates a non-exclusive, royalty free, transferable, sublicensable, worldwide right and license to use and exploit all such Know-How, without restriction in terms of time, geographical area and subject-matter, in all forms of usage and exploitation, known now or hereafter, including the right to revise and otherwise modify all such Know-How.  Infineon and TriQuint agree that title to all documentation relating to the licensed Know-How which exists within the premises and the workshops of the Vanessa Transferred Business on the Effective Date, shall pass to Purchaser with economic effect as at the Effective Date. TriQuint will accept such assignment.

2.3.4       Software.  Possession of all copies of software resident on computers, networks, servers, and other information subsystems transferred as part of the Vanessa Tangible Assets will pass to Purchaser on the Effective Date.  A list of third party software contained on such subsystems is attached as  Schedule 2.3.4, in subsections as described below.

(a)   Vanessa Transferred Business Specific Third Party Software.  Infineon has acquired or licensed the software listed in  Schedule 2.3.4 (a) expressly for the Vanessa Transferred Business.  Infineon will transfer Infineon’s right to use that software to TriQuint and its Affiliates, as of the Effective Date.

(b)   Other and General Purpose Third Party Software.  In the Vanessa Transferred Business, the other and general purpose third party software listed in  Schedule 2.3.4 (b) are used.  TriQuint and/or its affected Affiliate(s) have in place, or will have in place by the Effective Date, appropriate licenses to all such third party software, or to the extent it lacks such licenses, TriQuint and its affected Affiliate will be responsible immediately to delete such software from the transferred systems.

(c)   Infineon Proprietary Software.  To the extent the software that passes with the information subsystems also includes Infineon proprietary software, as of the Effective Date Infineon will either assign such software and its copyright to TriQuint or its designated Affiliate (if the software is exclusively used in the Vanessa Transferred Business) or will grant TriQuint and its Affiliates a non-exclusive, royalty free, transferable, sublicensable, worldwide right and license to use and exploit all such software, without restriction in terms of time, geographical area and subject-matter, in all forms of usage and exploitation, known now or hereafter, including the right to revise and otherwise modify all such software.  TriQuint for itself and its Affiliates will accept such transfer or license.

2.3.5       Other Copyrightable Material.  There exist within the Vanessa Transferred Business other creations which can be protected by copyright and to which the copyright is owned by Sellers, particularly but without limitation system designs, IC specifications, circuit designs and layouts, documentation of various kinds related to the Vanessa Transferred Business, function blocks and system architectures (hereinafter “Materials”). Infineon and Infineon US will assign and transfer to TriQuint or its designated Affiliate, with effect as at Effective Date, the copyright and title to all copies of their respective Materials that are used exclusively within the Vanessa Transferred Business.  With respect to their Materials that have been used and is existent in the Vanessa Transferred Business, but not exclusively there, Infineon and Infineon US will, as of the Effective Date, grant TriQuint and its Affiliates a non-exclusive, royalty free, transferable, sublicensable, worldwide right and license to use and exploit those Materials, without restriction in terms of time, geographical area and subject-matter, in all forms of usage and exploitation, known now or hereafter, including the right to revise and otherwise modify all such Materials, and will transfer the copies of such Materials that exist within the information systems or on the premises of the Vanessa Transferred Business. TriQuint for itself and its Affiliates will accept the grant of these rights.

2.3.6       Third Party Rights.  If any of the embodiments of the Software or any item of the Materials or Know-How are in the possession of third parties, the delivery shall be replaced by Infineon assigning its claims to surrender to TriQuint or its designated Affiliate on the Effective Date. TriQuint will accept the assignments.

2.3.7       Protective Clauses.

(a)   Covenants Not to Sue. TriQuint for itself and its Affiliates and successors covenants that it shall not sue Infineon, its Affiliates, or its direct or indirect customers, based on a claim that Infineon or its Affiliates, or its direct or indirect customers in the use of devices supplied by Infineon or its Affiliates or successors, have used intellectual property transferred or licensed to TriQuint hereunder outside the scope of the Vanessa Covenant Business. TriQuint for itself and its Affiliates and successors covenants that it shall not sue Infineon, its Affiliates, or its direct or indirect customers, based on a claim that Infineon or its Affiliates, or its direct or indirect customers in the use of devices supplied by Infineon or its Affiliates or successors, have used intellectual property transferred or licensed to TriQuint hereunder for purposes permitted under Sections 1.5.2, 1.5.6 and 1.5.7. The Vanessa Covenant Business is the same as the Vanessa Licensed Business, provided that the definition of Galliumarsenide Devices used for it shall be limited as provided in Section 1.19.2. Infineon for itself and its Affiliates and successors convenants that it shall not sue TriQuint or its Affiliates or successors, based on a claim that TriQuint or its Affiliates, or its direct or indirect customers in the use of devices supplied by TriQuint or its Affiliates or successors, have used intellectual property belonging to Infineon or its Affiliates within the scope of the Vanessa Licensed Business.

(b)   Residuals.  Neither TriQuint nor its Affiliates shall have any liability to Infineon or any affiliate with respect to the use by any member of the Vanessa Workforce of residual knowledge retained by that individual in non-tangible form in his or her own memory as of the Effective Date, provided that this clause shall not entitle TriQuint to use any Property Rights or Materials not licensed hereunder, nor entitle TriQuint to use any Property Rights or Materials licensed hereunder beyond the scope of that license.

2.3.8       Acknowledgement of Third Party Rights.  All rights granted to third parties prior to the grant of any rights and the effectiveness of any assignments or transfers under this Agreement shall remain unaffected by the respective right granted to TriQuint or Purchaser or the assignment or transfer to TriQuint or  Purchaser.  TriQuint and Purchaser understand that the patents transferred to TriQuint or Purchaser hereunder may be the subject of patent cross licenses, some of the parties to which are not necessarily known to Infineon (for example, because they may predate Infineon’s independent existence.)  Infineon confirms that — to its reasonable knowledge — -the parties identified on  Schedule 2.3.8 are not licensees of the transferred patents. Infineon will also respond to specific inquiries concerning other parties when asked by TriQuint, which responses may consist either of confirmation or denial that the identified other party holds a license to an identified transferred patent; or of a statement that Infineon lacks knowledge of any such license but that such a license may predate Infineon’s independent existence, or of a statement that Infineon is unable to comment due to confidentiality restrictions in place with the party identified, or due to other reasons.

2.3.9       Other Intellectual Property Used in Vanessa Transferred Business.  If, in addition to the intellectual property rights transferred or licensed in Sections 2.3.1 to 2.3.7  above, there may also exist  other intellectual property in any form which belongs to Sellers or any of them or which Sellers or any of them has the right to use and sublicense, and which has been used prior to the Effective Date within the Vanessa Transferred Business, Infineon and/or Infineon US will as of the Effective Date, to the extent they are entitled to do so without being obliged to make any additional payments to third parties, grant to TriQuint and its Affiliates the irrevocable, non-exclusive, worldwide right to use that intellectual property, solely within the field of the Vanessa Licensed Business. This shall not include the right to use the name “Infineon” or any trademarks owned or licensed to Infineon.

2.4  Transfer of liabilities and risks.

2.4.1       Liabilities Transferred.  Infineon and Infineon US will transfer to the Purchaser with economic effect as of the Effective Date the following obligations, liabilities and risks:

(a)   Liability under Assigned Contracts: All obligations and liabilities arising from the contracts which are to be taken over pursuant to Section 2.5.

(b)   Employment Contract Liability:  All obligations and liabilities arising from the employment contracts and worker’s council obligations which are to be taken over pursuant to Section 2.8 (including without limitation pension liabilities and Zeitsaldenkonto hours not paid down as provided for in Section 6.7);

(c)   Other Liabilities:  The warranty liability and products liability associated with the products listed on  Schedule 1.10 and 1.21 that have been shipped by Infineon before the Effective Date.

The Purchaser will accept such transfer.

2.4.2       Management of Liability.  With respect to the identified liabilities, the parties intend that the transfer here shown operates as a novation of the liability in Purchaser, and a release of the liability for Sellers (“schuldbefreiende Wirkung”). Whether or not the third parties involved accept the assignments contemplated here as a novation and release of Sellers, Sellers shall have no further authority to compromise or pay such liabilities, and Purchaser shall hold Sellers harmless from them, in accordance with the indemnification provisions of this Agreement.  TriQuint will be responsible for Purchaser’s financial ability to fund the liabilities to be transferred under this Section 2.4.2.

2.4.3       Exclusion of Other Liabilities. Except as defined in this Section 2.4, neither Purchaser nor TriQuint assumes any liabilities arising out of any event or transaction occurring prior to the Effective Date.

2.5  Current Agreements.

2.5.1       Vanessa-Unique Contracts.  Sellers will transfer and assign to Purchaser, with economic effect as of Effective Date and with the effect of releasing Infineon and its Affiliates from any and all liability (“schuldbefreiende Wirkung”), any and all benefits, obligations, liabilities and risks from the contracts listed in  Schedule 2.5.1, including without limitation any binding quotations and options for contracts listed in  Schedule 2.5.1. Between the signature date on this Agreement and the Effective Date, Sellers will identify to Purchaser any new contracts any Seller wishes to enter, and to transfer, and the parties will confer to update both  Schedule 2.5.1 and  Schedule 6.12 as appropriate.  This identification procedure during the period between signature on this Agreement and the Effective Date will be for information purposes only, with respect to sales and business in the ordinary course.  Only with respect to material new commitments outside the ordinary course will TriQuint’s advance consent be required.

2.5.2       Infineon Corporate Contracts.  The parties recognize that of the quotations and commitments described in Section 2.5.1, some (identified as such on  Schedule 2.5.1) are made under Infineon corporate contracts that are partly unrelated to the Vanessa Transferred Business and that are not transferred under Section 2.5.1. The parties will work together in good faith to transfer the business relationships with end user customers represented by those quotes and commitments, to Purchaser and TriQuint.  If necessary to satisfy the customers involved, Purchaser and TriQuint will fulfill the specific quotations and commitments under the general procedures of section 2.5.5 (provided that neither Purchaser nor TriQuint will be obligated to fulfill any commitments not identified on  Schedule 2.5.1, as for example, volume purchase discount commitments otherwise applicable to Infineon corporate contracts).  Infineon and its Affiliates will not quote further Vanessa Transferred Business parts under its Infineon corporate contracts after the signature date of this Agreement (except, until the Effective Date, under the procedures contemplated in Section 2.5.1). Further, Infineon has obligations with respect to the supply of parts listed on s Schedules 1.21 and 1.10, under Infineon corporate distributorship contracts listed on  Schedule 2.5.2.  Those contracts cannot, by their nature, be transferred to TriQuint, and Infineon has obligations under them to continue to supply at least some of the parts listed on Exhibit- Schedules 1.21 and 1.10 for periods ranging from one to six months after a notice that the part will no longer be available.  These rules will apply to the  Schedule 2.5.2 contracts:

(a)   Termination of Supply.  At or before the Effective Date, Infineon will give notice under the respective contracts that terminates the purchaser’s ability to acquire parts listed on s Schedules 1.21 or 1.10, in accordance with the requirements of the particular contract.  The notice will refer those parties to TriQuint for inquiries regarding further supply, and copies will be provided to TriQuint as they are sent.

(b)   Supply for Tail Period.  Infineon may as necessary to comply with its contract obligations under distributorship contracts listed in  Schedule 2.5.2, continue to supply parts listed on s Schedules 1.21 or 1.10 during the termination period associated with the particular contract.

(c)   Reports.  Infineon shall supply TriQuint with monthly reports, delivered within fifteen days following the last day of each calendar month after the Effective Date, that detail the parts delivered, and to which customer the parts have been delivered, under this Section 2.5.2.

(d)   Credit against Purchase Obligation.   For purposes of TriQuint’s obligation to order parts and for purposes of establishing whether minimum order obligations have been met under any of the Ancillary Agreements, parts delivered by Infineon under paragraph (b) above shall be credited to TriQuint, as if ordered by TriQuint from Infineon at the prices applicable between the parties, and as if delivered by Infineon to TriQuint on the date delivered to the Customer.

(e)   Economic Credit for Margin.  TriQuint shall receive, for each part sold under this Section 2.5.2, an amount equal to the price at which TriQuint would be able to purchase that part from Infineon as defined in  Schedule 1(b) to the Interim Supply Agreement, which is itself Exhibit 2.6.1(b) to this Agreement.  Unless the parties agree on a different mechanism, TriQuint shall collect those amounts through an offset (credit) it declares against amounts otherwise due Infineon under the Ancillary Agreement or this Agreement.  To the extent amounts owing make it possible to do so, the credits will be declared against amounts owing under the Interim Supply Agreement (Exhibit 2.6.1(b).) 2.6.1(b)).

(f)    End Customers.  The parties will work together in good faith to transfer the business relationships with end user customers that distributor orders represent to Purchaser and TriQuint.

2.5.3       Vanessa Transferred Business Customer Records.  Sellers shall deliver to Purchaser on the Effective Date records of Vanessa Transferred Business specific Customer relationships, to the extent those records have been, as a matter of standard business practice, kept within the systems resident on site in the Vanessa Transferred Business locations.  To the extent Customer records relevant to the Vanessa Transferred Business are located elsewhere in Infineon or its Affiliates, Infineon will make copies of them available to TriQuint or Purchaser on request as needed, subject to Infineon’s right to impose reasonable confidentiality restrictions with respect to portions of records unrelated to the Vanessa Transferred Business.

2.5.4       Acceptance of Purchaser. The Purchaser will accept this transfer and assignment and will assume the benefits, liabilities, obligations and risks transferred under Section 2.5.1, as of the Effective Date.

2.5.5       Consent of Third Parties.  The Parties shall use their best efforts to obtain the consent of third parties if such consent is necessary in order for the transfers referred to Section 2.5.1 to be effective, and in general to transfer the business relationships within the field of the Vanessa Transferred Business that the contracts, commitments and quotations listed on  Schedule 2.5.1 represent.  If any necessary consents are not granted or if it appears impracticable to obtain them, the Parties shall, within the internal relationship, conduct themselves in economic terms and also, if it is legally permissible to do so, in legal terms as if the third party had consented to the transfer of the contract as at the Effective Date. If legally permissible, this shall, in particular, mean that Purchaser shall perform and handle the relevant contracts in Sellers’ name but on its own account or that Seller shall grant licences to Purchaser in respect of the rights of usage and other rights granted to it in the relevant contracts.

2.5.6       Vanessa-Unique Contracts with Infineon AP.  Infineon will undertake that its Affiliates will transfer at the Effective Date all contracts, which relate exclusively to the Infineon AP’s Vanessa Transferred Business and listed in  Schedule 2.5.1. The stipulations of this Section 2.5 shall apply accordingly.

2.6  Ancillary Agreements.

2.6.1       Interim Agreements.  As of the Effective Date the agreements attached hereto as Exhibits and/or Schedules 2.6.1(a) through 2.6.1(f) 2.6.1(g) (the Interim Agreements) shall come into effect, and Infineon and Purchaser or TriQuint, as appropriate, shall deliver its signature on each of them.  Here is an abstract of those agreements.  The text of the Ancillary Agreements alone binds the parties with respect to the matters they describe.  These abstracts are not contractual or binding, but are placed here for reference only.

(a)   Interim Lease Agreements, in form attached as Exhibit 2.6.1(a), and covering generally Sellers’ commitment to provide Purchaser with continuing access to the space in which the Vanessa Transferred Business has been conducted during a transition period, and Purchaser’s commitment (confirmed by TriQuint) to pay for those services and that space.

(b)   Interim Supply Agreement, in form attached as Exhibit 2.6.1(b), and covering generally Seller’s commitment to supply the chips and packaged products thereon listed to TriQuint or its affiliates at the prices therein stated for a transitional period and TriQuint’s commitment to pay or cause its Affiliate to pay for those parts at those prices, and TriQuint’s commitment to order not less than EUR [***] of Galliumarsenide Devices from Infineon for delivery in the [***] period beginning on the Effective Date and ending [***] later.

(c)   IFX Systems House Agreement, in form attached as Exhibit 2.6.1(c), covering generally an agreement between TriQuint and Infineon’s Wireless Systems House division concerning collaboration on future reference designs incorporating Vanessa Parts.

(d)   Administrative Agreements, in form attached as Exhibit 2.6.1(d), covering generally Sellers’ commitment to supply IT services after the Effective Date.

(e)   Process Transfer Plan, in form attached as  Schedule 2.6.1(e), covering generally the timing of the removal and delivery of process equipment being acquired, and the timing and amount of consulting assistance to be provided by Infineon to TriQuint to insure smooth transfer, installation, and qualification of the Infineon pHEMT process being acquired at TriQuint’s US site.

(f)    HiRel Supply Agreement, in form attached as Exhibit 2.6.1(f), covering generally Infineon’s commitment to supply tested and certified high reliability parts to TriQuint and its Affiliates, and TriQuint’s commitment  to pay or to cause its Affiliates to pay for those parts.

(g)   Backend Process Agreement, in form attached as Exhibit 2.6.1(g), for backend service processes (packaging and testing). The Parties intend that such services will be part of what is sold to TriQuint under the Interim Supply Agreement prior to transfer and requalification of the pHEMT process.

2.6.2       Development of Further Agreements.  Further the Parties intend to enter in negotiation on the following contracts soon after the Effective Date:

(a)   Additional Process Equipment Purchase Agreement defining an option to purchase additional  fabrication process equipment and/or test equipment from Munich-Perlach line after the Effective Date, including procedures and rights and limitations on identification of such equipment.

(b)   SiGe Foundry Services Agreement for SiGe production from Infineon.

2.7  (Reserved.)

2.8  Transfer of Employees.

2.8.1       Betriebsteil Employees.  As the German-located aspects of the Vanessa Transferred Business represent a part-business (“Betriebsteil”) within the meaning of

Section 613a of the German Civil Code (BGB), the employment contracts with the employees of the Betriebsteil, as well as all rights and obligations associated with them, shall, as of the Effective Date, pass to Purchaser provided that the employees concerned do not oppose the transfer of their employment contracts with legal effect. The employees employed in the Betriebsteil at the time of entering into this contract are shown in  Schedule 2.8.1. Consequently if any individual employees of the Betriebsteil oppose the transfer of their employment contracts with legal effect, such employment contracts shall remain with Infineon.

2.8.2       Procedure for Identifying Objecting Employees.  Infineon shall, upon Purchaser’s request prior to Effective Date, and in any case definitively at least three days before the scheduled time for the Effective Date, identify to Purchaser all Betriebsteil employees who have opposed the transfer of their employment contracts with legal effect.

2.8.3       Pension Obligations for Returning Employees.  In the event of employees returning to Infineon within three years of Effective Date, without any break in terms of time, and having a pension entitlement from Purchaser which is still capable of lapsing or an entitlement to a six-month transfer payment, the following shall be agreed: the pension commitment or the commitment to a six-month transfer payment shall remain in existence, and all obligations resulting herefrom shall be taken over in a tripartite agreement between Purchaser, Infineon and the employee concerned by way of a discharging takeover of debt from Infineon (change of debtor pursuant to Sections 414 and 415 BGB and Section 4 of the German Industrial Constitution Act (BetrAVG)). In exchange, Purchaser shall transfer to Infineon assets in the sum of the target reserve as shown on  Schedule 6.12 which had accumulated as at the leaving date. Additionally, Purchaser shall hand over to Infineon the documents in respect of the commitment in question. If an employee declines the re-transfer of his or her pension liability as outlined above, the above provision shall not apply in his or her case.

2.8.4       Betriebsteil Employees Employment Contracts and Records.  Within the internal relationship, Infineon and Purchaser shall conduct themselves as if the employment contracts with the employees employed in the German Vanessa Transferred Business were transferred as of the Effective Date itself.  Purchaser shall receive copies of all such employment agreements at Effective Date.  By “employment agreements” here is meant any and all documents constituting the legally binding obligations of Sellers to the Betriebsteil employees who join Purchaser, and the legally binding obligations of those employees also to Infineon or its Affiliates that transfer with the Betriebsteil, whether those are individually signed, or are inherited in the form of obligations under laws governing the Worker’s Council (“Betriebsrat”).

2.8.5       Vanessa Employees Offered US Transfer. As of the Effective Date, TriQuint shall offer employment within its appropriate divisions or operations to the employees listed in  Schedule 2.8.5.  TriQuint commits to make offers suitable for employees of comparable grade and position elsewhere in TriQuint’s operations.  Infineon AG and TriQuint shall cooperate to communicate offers, and secure agreement on employment terms from the listed employees, prior to the Effective Date. If the employees accept the offer, Infineon will terminate the existing contract.   TriQuint understands each such employee will retain the right to reject the offer, and that Infineon’s obligations with respect to employees who reject the offer will be independent of this Agreement. The offers shall be effective with respect to each employee on the dates called for in the Process Transfer Plan attached as  Schedule 2.6.1(e).

2.8.6       Vanessa Transferred Business Employees Outside Germany.  As of the Effective Date, Infineon US shall terminate the employment of the employees listed in  Schedule 2.8.6. In connection with such terminations, TriQuint shall offer employees listed on  Schedule 2.8.6 employment within its appropriate divisions or operations as of the Effective Date, which employment shall be offered, and (in the respective employee’s discretion) may be accepted, conditioned upon close.  TriQuint commits to make offers suitable for employees of comparable grade and position elsewhere in TriQuint’s operations.  Without limiting the foregoing, such offers shall be for the same base salary and with employee benefits which, taken as a whole, are substantially equivalent to those provided by Infineon US to such employees.  Sellers and TriQuint shall cooperate to communicate offers and secure acceptance of employment by TriQuint from the listed employees. Such cooperation shall include cooperation prior to the Effective Date.

2.8.7       In case of a shutdown or in other cases of “Betriebsänderung” according to § 111 BetrVG within the period of 4 years the Purchaser waives its right to refuse a “sozialplan” according to § 112a II BetrVG. TriQuint shall be jointly and severally liable with Purchaser for any claims of the employees under the “sozialplan”.

2.9  Process Transfer. TriQuint will transfer Infineon’s pHEMT process to TriQuint and re-qualify such process at one of TriQuint’s, or its Affiliates’, facilities. Infineon will support TriQuint in the transfer of the pHEMT process. Infineon’s and TriQuint’s commitments concerning the transfer of processes are captured in  Schedule 2.6.1(e).

2.10                Covenant Not to Compete; Employee Covenants.  For a term beginning on the Effective Date (except, with respect to the Hi Rel portion of the Vanessa Transferred Business, beginning on the effective date on which the acquisition of that portion of the business closes) and ending September 30, 2005, Infineon and its Affiliates (and Infineon will cover its Affiliates — for the sake of clarity Siemens AG shall not be deemed to be an Affiliate of Sellers, and Affiliates of Siemens AG who are not also Affiliates of Sellers shall not be deemed to be an Affiliate of Sellers) will not engage in or carry out any Competitive Activities.

2.10.1     Acquired Enterprises.  This Covenant Not to Compete shall however not apply to enterprises acquired by Infineon directly or indirectly after the Effective Date, the [***] from Competitive Activities within which is less than [***]% of the [***] of the whole acquired business, subject to the following agreements.

(a)   Commitment to Offer for Sale.  If the acquired enterprise has Galliumarsenide Device production capabilities, Infineon will, so far as it lawfully may, offer the sale of such production capabilities to TriQuint at [***] prices and terms and conditions to be negotiated.

(b)   Commitment Not to Assist.  Infineon until September 30, 2005, refrain from integrating the acquired Competitive Activities with Infineon’s other design, development, marketing, and sales activities, or otherwise materially lending Infineon’s marketing assistance to such acquired Competitive Activities.

2.10.2     No Solicitation of Employees for Covenant Period.  From the date of signing of this Agreement until the expiration of the period of the Covenant Not to Compete just described, neither Infineon nor any Affiliate of Infineon will solicit for employment outside of the Vanessa Transferred Business, directly or indirectly, through one or more other persons or entities, any person listed on  Schedules 2.8.1, 2.8.5, or 2.8.6, and employed by TriQuint or its Affiliates, except with TriQuint’s written consent. In case of a breach of the regulations of the sentence above, Infineon will [***] TriQuint [***] rehired.  The parties agree that after [***] from the Effective Date, nothing contained herein shall prevent Infineon or its Affiliates from hiring or employing any person who responds to an advertisement in a newspaper or other media of general circulation, whether or not that hiring would be mandated by the Betriebsvereinbarung, Sozialplan, or by policies adopted consistent with it, provided that the provisions associated with Key Employees in Section 2.10.4 shall still apply.

2.10.3     No Transfer between Signing and Effective Date.  Between the signing date of this Agreement and the Effective Date, Infineon will not transfer any employee listed on  Schedule 5.8.5 to any other business unit than the Vanessa Transferred Business.

2.10.4     Recruiting Fee for Key Employees until End of Earnout Period. TriQuint hereby gives its written consent to Infineon’s extension of employment opportunities to Betriebsteil employees covered by the applicable Betriebsvereinbarung, to the extent mandated by that document, and further gives its written consent to Infineon’s treatment of non-Betriebsteil employees listed on Exhibit- Schedules 2.8.1 and 2.8.5 as if they were part of the Betriebsteil.  However, with respect to key employees and senior managers identified on  Schedule 5.8.5 (collectively Key Employees) who as of closing have not opposed transfer, these rules shall apply.  If Infineon or any of its Affiliates employes employs a Key Employee under the consent given in this paragraph before September 30, 2004, Infineon will pay TriQuint three times the total annual salary of the specific Key Employee rehired.

2.10.5     Exceptions to Fees.  No fee shall be due under paragraphs 2.10.2 or 2.10.4 in these cases:  a)  If at the time the employee in question was rehired by Infineon or its Affiliate, the employee had been employed in good faith by someone other than TriQuint or its Affiliate for a period of at least 90 days;  b)  If TriQuint consents to waive the fee; c) If TriQuint has terminated the employee in question, and d) In the case of  key employees identified in  Schedule 5.8.5b, if the employee has returned to Infineon or an Affiliate after the employee has been employed by TriQuint or its Affiliate at a location outside Germany for at least one year.

2.10.6     Settlement of Fees.  Amounts due under Sections 2.10.2 and 2.10.4 shall be finally settled at the time of final settlement of the portion of the Purchase Price determined from Earnout Revenues.

3.     (Reserved.)

4.     Consideration.

4.1  Total Consideration.  The total consideration to be paid for the Vanessa Transferred Business being acquired hereunder (exclusive of acquired tangible assets and assumed liabilities) is: the actual Earnout Revenues as calculated under Section 4.7, but not less than the minimum purchase price, and not more than EUR 124,000,000 (such amounts to include amounts set aside for the warranty reserve,) plus the market value for tangible assets as set forth in  Schedule 2.2, less the value of the liabilities assumed set forth in  Schedule 6.12.  Amounts for VAT if applicable, tangible assets as set forth in  Schedule 2.2, and assumed liabilities as set forth in  Schedule 6.12, will be settled at the Effective Date as a deduction/addition to the initial payment, and will not otherwise affect the calculation of minimum or maximum payments.The payment terms are based on the assumption that TriQuint and TriQuint’s Affiliates will realise Earnout Revenues of EUR 82,000,000 (in words: eighty-two million EUROs), and the agreement of the parties that TriQuint will provide suitable balance sheet reserves and bank assurances related to that figure, in lieu of escrow accounts.

4.1.1       Minimum.  The minimum purchase price shall be EUR 45,000,000, which amount shall include amounts set aside for the warranty reserves (i.e. EUR 5,000,000).

4.1.2       TriQuint Design Incentive Minimum Adjustment.  The parties recognize that the key Vanessa Related Product for purposes of TriQuint’s realization of revenue and therefor of Infineon’s realization of Earnout in 2003-04 will be a power amplifier.  Details of the agreement between the parties with respect to the design of the power amplifier are set forth in the System House Agreement between the parties.   If TriQuint is unable to deliver the specified part based on such specifications and time schedules as defined in the System House Agreement then the minimum purchase price will be raised from EUR 45,000,000 to EUR 50,000,000 (including amounts set aside for the warranty reserve.)

4.2  Purchase Price Allocation.  The purchase price is allocated as shown in  Schedule 4.2.

4.3  Payment Terms. TriQuint and Purchaser shall deliver EUR 50,000,000 (in words: fifty million EURO), of the purchase price defined under Section 4.1 plus Value Added Tax if applicable, plus the market value for tangible assets as set forth in  Schedule 2.2, less the value of the liabilities assumed set forth in  Schedule 6.12, at the Effective Date by wire transfer  to the following account:

to Infineon Technologies AG

[***]

4.4  Purchase Price Adjustment regarding governmental funding.  At the end of September 2003, TriQuint will report to Infineon the amount of governmental grants to TriQuint or its affiliates announced by the official funding institutions of the German government for the period October 1, 2002 until September 30, 2003 in the “Zustellungsbescheid.”  As the “Zustellungsbescheid” shows the announced grants on a calendar year basis, the announced grants shall then be adjusted on a pro rata basis, provided that no credit shall be given for grants received by Infineon before closing, as to which funds or credits were not transferred to TriQuint or Purchaser at closing.  If the sum reported (as adjusted and confirmed by audit, if timely requested by Infineon) is less than EUR [***], then Infineon shall pay TriQuint the amount of the shortfall, up to EUR [***].  Payments under this section shall be made no later than [***].

4.5  [***]

4.6  Payments After Warranty Reserve claims.  One year after the Effective Date, Purchaser or TriQuint shall further deliver to Infineon EUR 5,000,000, less the amounts involved in the allowed or still contested claims, as described below. With respect to amounts held back against contested claims, Purchaser or TriQuint shall promptly deliver amounts as to which the claim has been withdrawn (as described below) following the withdrawal.

4.6.1       Warranty Claims Process.  During the first year following the Effective Date, Purchaser or TriQuint shall be entitled to present to Infineon claims for damages to either based on breach of warranties or covenants contained in this Agreement.  To present a claim, Purchaser or TriQuint shall deliver a Claims Notice, consisting of a statement of the basis for the claim, the amount of the claim if known or the maximum amount claimed if the precise amount is not yet known, and the section of this Agreement on which the claim is based.  The Claims Notice may also include such other information as Purchaser or TriQuint believes Infineon will find useful in assessing the claim.  No claim may be increased, or first presented, after the end of the first year following the Effective Date.

4.6.2       Contested, Allowed, Compromised, and Withdrawn Claims.  A claim once made shall be considered contested until allowed by Infineon by notice, or withdrawn by Purchaser or TriQuint by notice.  A claim that is compromised between the parties shall be documented as compromised in writing, and shall be considered allowed in the compromised amount, and withdrawn as to the balance.  A claim that is resolved through arbitration shall be considered allowed, withdrawn, or compromised in accordance with the outcome of the arbitral decision.

4.6.3       Timing of Claims Resolution.  Unless the time is extended by the parties, a contested claim shall be deemed allowed unless an arbitration has been filed thereon within three months following the end of the warranty claims period.  The parties shall work together in good faith to resolve all claims before that date.

4.7  Earnout Revenue Contingency Adjustment.  The parties agree that the final purchase price shall be determined as of the close of Infineon’s fiscal year ending September 30, 2004, in accordance with the following procedure:

4.7.1       Reports.  Promptly following the end of each month between [***], TriQuint will report to Infineon on the total revenues TriQuint and its Affiliates have realized in the month then ending in revenues generated from the sale of Vanessa Originated Products. Promptly following the end of each month between [***], TriQuint will report to Infineon on the total revenues TriQuint and its Affiliates have realized in the month then ending in revenues generated from the sale of Vanessa Related Products (provided that [***] revenues will be counted at [***]%).  For this purpose, “revenues” means revenues with customers in accordance with generally accepted accounting principles, as consistently applied by TriQuint’s independent auditors, from those sources. The sum of the revenues thus generated and reported shall be the Earnout Revenues, subject to these limitations and procedural rules:

(a)   Level at which Revenue Determined.  For this purpose, revenues shall be counted at the level of the smallest units independently offered for general sale by TriQuint or TriQuint’s third party vendor, whether or not such units are separately priced for purposes of a particular sale, with [***] revenues being counted at [***]% of the revenue thus determined. If such units are combined into a single unit bearing one unified price (e.g., a module), the price of that module shall be allocated among its constituent parts according to the cost of those units, using TriQuint’s standard costing methodology.

Module Example for Vanessa Originated Products Year:  For example, in the October 2002 to September 2003 year, TriQuint may sell for a single price  modules that contain a mixture of Vanessa Originated Products and other products.  Though the modules are not Vanessa Originated Products, Infineon shall receive revenue credit for the portion of the unit revenue  allocable on a [***] to the included Vanessa Originated Products.

Example for Vanessa Related Products Year:  Likewise in the October 2003 to September 2004 year, TriQuint may sell for use in a design that incorporates Infineon wireless chipsets, modules that contain a mixture of TriQuint-originated parts, Vanessa Originated Parts, and  third party originated parts. In that year, Infineon shall receive revenue credit for the portion of the module revenues allocable on a [***] to all parts other than the Vanessa Originated Parts and the third party originated parts.  Again, in determining Earnout Revenues, [***] revenues will be counted at [***]%.

(b)   Limit on Vanessa Related Products Revenue. The Vanessa Related Products Revenue which are counted as Earnout Revenue to reconcile the purchase price in between [***] are limited to not more than the [***] Systems House Units times [***] Vanessa Related Products Unit Revenue. Those terms are defined as follows:

•                  02/03 Systems House Units:  Total number of chipsets (i.e., the set of chips needed for one GSM cellular phone) for which Infineon received revenue in Infineon [***] for reference design GSM cellular phone builds.

•                  03/04 Vanessa Related Products Unit Revenue:  The average revenue TriQuint receives for each Infineon reference design cellular phone into which TriQuint sells parts in the year [***] (with [***] revenues counted at [***]%).

4.7.2       Reconciliation of Purchase Price.  With the final monthly report, Purchaser or TriQuint shall deliver to Infineon the difference obtained by subtracting EUR [***] from the Earnout Revenues (provided that if that difference is less than zero, the difference shall be considered zero.) Upon receipt of the final monthly report, if the Earnout Revenues are less than EUR [***], then Infineon shall deliver to TriQuint the difference obtained by subtracting the greater of the applicable minimum purchase price or the Earnout Revenues, from EUR [***].  All amounts to be reconciled hereunder shall be reconciled no later than [***], provided that if the calculation of Earnout Revenues earned through [***] shows a net balance earned by Infineon as of that date, that net balance will be paid as an interim payment on or before [***], and credited against the amounts finally due under this paragraph.  If the total Earnout Revenues calculated under Section 4.7.1 exceeds EUR [***] as of the time of the interim payment, then to the extent of that excess, TriQuint may at its option make the interim payment here required through the methods and procedures of Section 4.7.4 (Option to Deliver Earnout in shares.).

4.7.3       Audit Confirmation.  Infineon shall have the right to request audit of the Earnout Revenues.  Such audit, if requested, shall be performed by KPMG Peat Marwick, or other independent auditors mutually satisfactory to both parties. Infineon shall be entitled to receive, as the results of that audit, only the auditor’s final figures for Earnout Revenues in each quarter.   Infineon shall pay for the cost of such audit procedures. However, if the audit reveals TriQuint has under-reported the twelve month total of such revenues, TriQuint shall pay the costs of the audit.  The audit results shall be final and binding on both parties.

4.7.4       Option to Deliver Earnout in Shares. If the total Earnout Revenues calculated under Section 4.7.1 exceeds EUR [***], then to the extent of that excess, TriQuint may deliver the amounts due under Section 4.7.2 either in cash, or in equivalent value TriQuint stock, or in a mix of such consideration, at TriQuint’s option.  For this purpose, the cash owed will be converted to dollars and thence to TriQuint stock using prices in effect on the last trading day ending on or before the third calendar day preceding the delivery date (the Valuation Date).  The TriQuint stock shall be valued at the closing price of TriQuint common stock on the NASDAQ exchange on the Valuation Date.  The Dollar shall be valued at the average of the closing selling and buying exchange rates for the Valuation Date, as reported in the Wall Street Journal on the following business day.  The Euro-denominated value of a share of TriQuint stock thus determined shall be called the “TriQuint Delivery Euro Value”.

(a)   Obligation to Register.  TriQuint may further deliver stock in lieu of cash only if TriQuint no later than [***] files a registration statement covering those shares with the Securities and Exchange Commission, notifies Infineon in writing that it has filed such registration statement, and thereafter causes that registration statement to become effective.

(b)           Right to re-tender if registration delayed. If the registration statement has not become effective within [***] days following the date on which the shares were delivered, Infineon shall thereafter have the option, up until the registration statement becomes effective, to tender the shares back for payment of the required cash instead.  If Infineon makes that tender, TriQuint shall promptly accept it, and transmit instead the required cash to Infineon (which, as for the original debt, is payable in Euros.)

(c)   No Market Risk from Registration.  If the registration statement becomes effective after the [***], Infineon shall not have market risk for the period between the [***] and the [***].  Instead, the TriQuint Euro Delivery Value shall be recomputed as if the [***] were the [***], and the resulting number of TriQuint shares compared.  If the new value would require the delivery of more TriQuint shares, TriQuint shall make up the difference in cash.  If the new value would require the delivery of fewer TriQuint shares, Infineon shall return the balance.

(d)   Fractional Shares.  Any fractional share shall be rounded down to the nearest whole share, and the difference paid in cash, and the applicable value for the settlement date.

5.     Closing.

5.1  Effective Date: Confirmation and Waiver.  The Effective Date shall be June 30, 2002 at 11:59 pm Munich, Germany time, or at such other time as the parties agree.  The Effective Date will be memorialized through the exchange of the Certificates of Acknowledgement in form attached as  Schedule 5.1.

5.2  Date of Closing Procedures. Closing shall take place in Munich, Germany at a site to be mutually agreed, at the Effective Date.  Closing and pre-closing shall take place at the offices of Andersen LLC in Munich, Germany, or at such other place as the parties agree.  The parties anticipate that closing shall take place in escrow, such that all proceedings to be taken and all documents to be executed and delivered by the parties at the closing shall be deemed to have been taken and executed simultaneously, and no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered.

5.3  Matters Sellers will Deliver at The Effective Date.

5.3.1       Delivery of Vanessa Assets.  The Vanessa Assets will be delivered at the Effective Date or thereafter, as outlined in Section 2 and in the Schedules and/or Exhibits associated with that section.

5.3.2       All actions Contemplated in Agreement.  Sellers will deliver all documents and take all actions required by the terms of this Agreement at the Effective Date, including without limitation delivery of Bills of Sale in form attached as Exhibit_ Schedules 2.1.

5.3.3       Authorities.  At closing, Sellers will deliver copies of Seller’s trade register or powers of authority establishing signature authority of the signatories, together with Seller’s Counsel’s certification that the copy is a current, true copy.

5.4  Matters Purchaser and TriQuint will Deliver at Closing.  In addition to the matters described in Section 3 of this Agreement, Purchaser and/or TriQuint, as appropriate, shall deliver these things at closing:

5.4.1       All actions Contemplated in Agreement.  Purchaser and TriQuint will deliver all other documents and take all other actions required by the terms of this Agreement to be delivered to Sellers at the the Effective Date.

5.4.2       Authorities.  Purchaser and TriQuint will deliver copies of all corporate resolutions of the Purchaser and TriQuint necessary to authorizing the execution, delivery and performance of this Agreement and each exhibit and schedule hereto and the consummation of the transactions contemplated hereby and thereby, certified by an executive officer of TriQuint.  Purchaser and TriQuint will also deliver a certification of the Secretary of TriQuint certifying the signature authority of all other signers.

5.4.3       HiRel Election — —Potential Second Close.  If TriQuint has elected to purchase (or have Purchaser purchase) the HiRel business, then TriQuint shall deliver a certificate confirming that election, signed by an appropriate officer and representative of TriQuint.  This certificate will be delivered when the conditions of Section 8.12 have been satisfied.  Because the parties contemplate that it may take longer than June 30 to resolve those conditions, the parties hereby agree that TriQuint may deliver the certificate as late as September 30, but in any case as soon as the conditions can be resolved.  If the certificate is delivered after the Effective Date, the parties will hold a second closing to deliver any specific closing items related uniquely to the Hi Rel portion of the Vanessa Transferred Business.

5.5  Time of Economic Effect; Receivables and Product Purchase Transitions.  Sellers shall retain all accounts receivable generated as a result of shipments prior to the Midnight (Munich, Germany time) immediately preceding the Effective Date.  Purchaser shall retain all accounts receivable generated as a result of shipments after Midnight (Munich, Germany time) on the day immediately preceding the Effective Date, and shall be obligated under the Interim Agreements concerning payment to Sellers for those parts.

5.6  Post Closing Matters.  At any time and from time to time at or after the Effective Date, at Purchaser’s or TriQuint’s request, and without further consideration, the Sellers shall execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation, and take such actions, as Purchaser or TriQuint may reasonably deem necessary in order more effectively to transfer, convey and assign to Purchaser or TriQuint, and to confirm Purchaser’s or TriQuint’s title to, all of the Vanessa Assets, to put Purchaser or TriQuint, as appropriate, in actual possession and operating control thereof.

5.7  Insurance.  As of Effective Date, the Purchaser or TriQuint shall itself alone be responsible for the sufficient insurance of the Vanessa Assets and activities of the Vanessa Transferred Business assumed.

5.8  Purchaser’s and TriQuint’s Conditions to Close.  The obligations of Purchaser and TriQuint under this Agreement to proceed with the transactions contemplated hereby are, at the option of TriQuint, subject to the fulfillment of the following conditions at or prior to the Effective Date:

5.8.1       No pending actions related to the proposed transaction.  To the knowledge of the Sellers, no action, suit, proceeding, arbitration or investigation shall have been instituted or be threatened and unresolved, affecting any of the assets, properties, business, or employees involved in the transactions contemplated by this Agreement, or against any of the Sellers, Purchaser or TriQuint, by, in or before any court, tribunal or governmental body or agency to restrain or prevent any of the transactions contemplated by this Agreement, or to obtain damages or compel results that would be material in light of this overall Agreement.

5.8.2       Representations and Warranties True.  Except for those contained in Sections 6.3.3 and 6.5, the representations and warranties of the Sellers contained in this Agreement, any and all Schedules and/or Exhibits hereto and/or any and all certificates or documents delivered in connection with this Agreement, shall be true and correct in all material respects at the Effective Date. Variances from representations and warranties that do not in the aggregate exceed the collective amounts necessary for a warranty claim under warranty claims procedures of this agreement shall not be considered material for purposes of close, but shall not be considered waived for purposes of the warranty claims process.  Material variances from representations and warranties to which the parties can agree upon a value, may be cured at close by Infineon’s acceptance of a reduction in the purchase price paid and in the amount paid at close equal in each case to the agreed upon amount of the variance; such already-mediated differences in value shall not be subject to the warranty claims process.

5.8.3       Conditions Met.  Each covenant, agreement and obligation required by the terms of this Agreement to be complied with and performed by the Sellers at or prior to the Effective Date shall have been duly and properly complied with and performed, except to the extent noncompliance is not material, is waived for purposes of close, or is cured, using the same standards and procedures as for Section 5.8.2.

5.8.4       No Material Adverse Change.  Since the date of this Agreement, there shall not have occurred any material adverse change in the forecast revenues for the Vanessa Transferred Business (where the forecast is prepared according to the usual and customary schedules, standards, and methods of the Infineon Vanessa management) for the four quarters beginning on the Effective Date and ending one year later, except to the extent such a material change is waived for purposes of close or mediated through the procedures as for Section 5.8.2.

5.8.5       Employees Committed. At least 70% of all employees shown on  Schedule 5.8.5a, and at least 70% of all senior manager and key employees listed in  Schedule 5.8.5a, and at least 60% all key employees and/or senior managers listed in  Schedule 5.8.5a of each functional group, shall have committed to remain with the business as employees of TriQuint or an Affiliate of TriQuint.  In addition, at least 8 out of 9 key employees and/or senior manager out of the R & D Power Amplifier Group identified on  Schedule 5.8.5(a) shall  have committed to remain with the business as employees of Purchaser or TriQuint.  At least 40% of the key employees and/or senior manager shown on  Schedule 5.8.5b shall  have committed to remain with the business as employees of Purchaser or TriQuint. The Parties agree to negotiate in good faith if the number of transferring employees is only marginally below the percentage levels as laid out above.

5.8.6       SEC Compliance Data in Hand.  TriQuint’s auditors will have received  Sche an audited full financial statement from KPMG o of the “Galliumarsenide Business” as of September 30, 2001 and the unaudited financial statements for the period between September 30, 2001 and March 31, 2002, The parties acknowledge that certain required financial data will not be available until after the Effective Date.  These data, the audited financial statements relating to the Galliumarsenide Business as of June 30, 2002, are referred to in this section as the ‘Final Accounting Data.’  Infineon shall deliver the Final Accounting Data to TriQuint on or before the 55th day after the Effective Date.  If Infineon delivers the Final Accounting Data after the 55th day after the Effective Date, then Infineon shall pay liquidated damages to TriQuint according to the formula in Schedule 5.8.6.  The parties agree that the liquidated damages described in this Section 5.8.6 are fair approximations of the damages suffered by TriQuint in the event Infineon delivers the Final Accounting Data after the 55th day after the Effective Date. Notwithstanding the above Infineon shall not be liable to TriQuint for delay in delivering the ‘Final Accounting Data’ for the time and to the extent such failure or delay is caused by force majeure such as, but not limited to, riots, civil commotions, wars, strikes, freight embargo, shortage of supply, lock-outs, hostilities between nations, governmental laws, orders or regulations, actions by the government or any agency thereof, storms, fires, sabotages, explosions or any other contingencies beyond the reasonable control of the respective Party and of its sub-contractors.

5.9  Sellers’ Conditions to Close.  The obligations of the Sellers under this Agreement  to proceed with the transactions contemplated hereby are subject to the fulfillment of each of the following conditions at or prior to the the Effective Date. Sellers shall certify the fulfillment of these conditions at close, or identify any respect in which the conditions are unfulfilled:

5.9.1       No pending actions related to contemplated transactions.  To the knowledge of TriQuint and Purchaser, No action, suit, proceeding or investigation shall have been instituted against any of the Sellers, Purchaser, or TriQuint by, in or before any court, tribunal or governmental body or agency, or have been threatened, and be unresolved, to restrain or prevent, or to obtain damages that would be material in light of this overall Agreement by reason of, any of the transactions contemplated hereby.

5.9.2       Representations and Warranties True.  The representations and warranties of the Purchaser and of TriQuint contained in this Agreement, any and all Schedules and/or Exhibits hereto and/or any and all certificates or documents delivered in connection with this Agreement, shall be true and correct in all material respects when made, and shall also be true and correct in all material respects at the Effective Date, with the same force and effect as though such representations and warranties were made at that time, except for changes expressly permitted by this Agreement.

5.9.3       Conditions Met.  Each covenant, agreement and obligation required by the terms of this Agreement to be complied with and performed by the Purchaser or TriQuint at or prior to the Effective Date shall have been duly and properly complied with and performed, including, without being limited to, the payment of the initial payment required by Section 4.3, except to the extent any such condition is waived for purposes of close.

6.     Representations and Warranties of the Sellers.

        Infineon hereby represents and warrants to TriQuint in the sense of § 311 para. 1 and § 276 para. 1 German Civil Code (Bürgerliches Gesetzbuch, BGB) (“verschuldensunabhängige Rechtsfolgenvereinbarung”) the facts and circumstances referred to hereinafter in this Section 6 exclusively subject to the provisions of Sections 8.9 and 9 hereof, which shall be read to be an integral part of each and any subsection of this Sec. 6 as of the date hereof:

6.1  Organization, Standing and Qualification.  Each of the Sellers is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; and has the requisite corporate power and authority to own, lease and operate its respective properties and to carry on its respective business as and in the places such properties are now owned, leased or operated and where such business is presently conducted.

6.2  Authority of Sellers.  The Sellers have all requisite power and authority to enter into this Agreement and each other agreement, document and instrument to be executed or delivered by any of them in connection with this Agreement and to carry out the transactions contemplated hereby and thereby.  This Agreement constitutes, and, when executed and delivered at the Effective Date, each other agreement, document and instrument to be executed or delivered by any of the Sellers will constitute, the legal, valid and binding obligation of each of the Sellers that is a party thereto.

6.3  No Violation.

6.3.1       No Violations.  Except as indicated in  Schedule 6.3.1 hereto, the execution, delivery and performance of this Agreement and the documents it requires and the consummation of the transactions contemplated hereby and thereby, will not

(a)   result in a breach of, or violate, or be in conflict with, or constitute a default under, or permit the termination of, or cause or permit acceleration under, any agreement, instrument, debt or obligation to which any of the Vanessa Assets is subject or bound,

(b)   result in the creation or imposition of any lien upon any of the Vanessa Assets, or

(c)   violate any law, rule or regulation or any order, judgment, decree or award of any court, governmental authority or arbitrator to or by which any of the Sellers is subject or bound.

6.3.2       No Consents Needed.  Except as indicated in  Schedule 6.3.2 hereto, no consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority (or any other person or entity other than contract partners, whose consent is required prior to the assignment of the contracts listed on  Schedule 2.5.1) is required to be obtained or made by any of the Sellers in connection with the execution, delivery and performance of this Agreement or the agreements contemplated hereby, or the consummation of the transactions contemplated hereby or thereby.

6.3.3       No Existing Liens or Claims.  Except for the Permitted Liens, none of the Vanessa Assets is subject to any lien or encumbrance. No claim, suit, demand, proceeding or investigation is pending, has been asserted or to the reasonable knowledge of Sellers is threatened by or against any of the Sellers with respect to any of the Vanessa Assets, based on or alleging infringement of the proprietary rights or intellectual property of any third party, or challenging the validity or effectiveness of any license for such rights, and none of the Sellers knows of any basis for any such claim, suit, demand, proceeding or investigation whether existing before, or as a result of, the transactions this Agreement requires.

6.3.4       Assets Merchantable. Except as indicated in  Schedule 6.3.4 hereto, the Vanessa Assets are in all material respects in good operating condition and repair, normal wear and tear excepted, and are suitable for the purposes used.

6.4  Proprietary Rights.

6.4.1       Ownership. Except as indicated in  Schedule 6.4.1 hereto, the Sellers own and have the right to transfer all intellectual property to be transferred pursuant to Section 2.3, or have the right to grant the licenses granted under Section 2.3, and no exclusive license has been granted in respect to any  intellectual property transferred to TriQuint under this Agreement.

6.4.2       Operability. Except as indicated in  Schedule 6.4.2 hereto, none of the Sellers is aware of (1) any material claim actually or purporting to be within the scope of any warranty coverage, express or implied, afforded to any licensee or end-user of any product included within the Vanessa Assets alleging any material error, omission or failure to perform, nor of (2) any material defect in any product identified on  Schedule 1.10 or 1.21; and with respect to the exceptions, the Sellers represent that the defects, errors, omissions, or failures to perform can be corrected without unreasonable effort or expense.

6.4.3       - No escrow. No part of the intellectual property contained in the Vanessa Assets is held in escrow for the benefit of any third party, or any of the Sellers. None of the individuals or entities who have performed services in connection with the development and/or enhancement of any of the intellectual property to be transferred pursuant Sections 2.3.1, 2.3.3 and 2.3.4 and contained in the Vanessa Assets, whether as employee, consultant or as independent contractor, nor any other employee of any of the Sellers, holds any proprietary or other ownership rights with respect to any such intellectual property.

6.4.4       Registrations, Applications.  Except as indicated on  Schedule 6.4.4 hereto, the Sellers have delivered to TriQuint copies of all registrations, applications, and invention disclosures which are currently pending for all Property Rights listed in  Schedule 2.3.1.

6.5  No Legal Threats to any transferred asset.    Except as indicated in  Schedule 6.5 hereto, there is no action, suit, proceeding, arbitration or investigation pending or, to the reasonable knowledge of Sellers, threatened, against or affecting any of the assets, properties, business, or employees involved in the transactions contemplated by this Agreement, nor is there to the reasonable knowledge of Sellers outstanding any order, writ, injunction, award or decree of any court, arbitrator, governmental department, commission, board, agency or instrumentality to which any of the assets, properties, business, or employees involved in the transactions contemplated by this Agreement are subject.

6.6  Assigned Contracts in Good Standing.  Except as expressly set forth in  Schedule 6.6 hereto, to the best of the Sellers’ knowledge, all of the contracts, agreements and commitments to be transferred pursuant to Section 2.5 are in full force and effect and there is not under any contract, agreement or commitment included in the Vanessa Assets, any material default or event which, after notice or lapse of time, or both, would constitute such a default or result in a right to accelerate or loss of any material rights.  There have been no oral or written modifications to the terms or provisions of any of such contracts, agreements and commitments. Purchaser is aware of the fact that all contracts to be transferred pursuant to Section 2.5 do require the consent of the affected third parties for such transfer and assignment.

6.7  Employee Benefits.   Schedule 6.7 lists all pension, retirement, profit-sharing, deferred compensation, bonus and incentive plans, all medical, vision, dental and other health insurance or coverage plans and policies, all life insurance plans, all other employee benefit plans and policies, all agreements governing employee rights and obligations, all material commitments between Infineon and the workers’ council (Betriebsrat) applicable to the Betriebsteil, and all individual employment agreements (collectively, the Employee Benefits.)   Schedule 6.7 separately lists those Employee Benefits that, under the applicable transition agreement with the Worker’s Council (“Betriebsvereinbarung”), are dropped following close, in exchange for a one time payment, as outlined in the Betriebsvereinbarung.  Infineon has paid or will pay that one time payment prior to or at closing. Infineon has paid down each transferred employee’s “Zeitsaldenkonto” to a maximum of 80 hours, or will pay it down to that level latest four weeks after closing.  The Employee Benefits conform to, and the administration thereof is in compliance with, all applicable laws and regulations.  Sellers have prepared and delivered to Purchaser copies of all documents necessary for a complete understanding of and legal grounds for Employee Benefits and the terms of the Betriebsvereinbarung (the definitive collection of which is represented by folders delivered to Mr. Michael Brix, counsel for TriQuint, on March 26, 2002).  Nothing about this Agreement, or the Ancillary Agreements, or the performance of them in accordance with their terms, gives rise to special or extra liabilities for TriQuint or Purchaser, under any of the Employee Benefits.  By way of example but not limitation, there are no bonuses or salary increases payable upon close, or rights of termination with termination pay, or acceleration of any benefit, that will be triggered by the signing, closing, or performance of this Agreement and the Ancillary Agreements in accordance with their terms.

6.8  Taxes.  As used in this Section, the term “Tax” shall mean any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise profits, withholding, social security or other government social benefit, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.  Except as identified on  Schedule 6.8:

6.8.1       No Tax Liens.  There are no Liens for Taxes (other than for current Taxes not yet due and payable) upon any of the assets of any of the Sellers.

6.8.2       Taxes Current.  Each of the Sellers has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, or to the extent withheld taxes are not yet payable at the Effective Date, will pay such Taxes promptly when due.

6.9  Finders Fees.  No person or entity is entitled to any brokerage commissions or finder’s fees in connection with the transactions contemplated by this Agreement as a result of any action taken by any of the Sellers or any of the affiliates, officers, directors or employees thereof.

6.10                Shipments and Collections in Ordinary Course.  Prior to the Effective Date, except as shown on   Schedule 6.10, all shipments to customers have been conducted in accordance with Seller’s normal business practices in the ordinary course, without undue acceleration or delay, and Sellers have collected no prepaid revenue with respect to any performance due under any of the Contracts or obligations described in Section 2.5, and no prepaid research grants.

6.11                Sufficiency of Vanessa Assets for Business.  Except as identified on  Schedule 6.11, to the knowledge of Sellers the Vanessa Assets constitute all of the assets necessary for the conduct of the Vanessa Transferred Business as heretofore conducted by Infineon and Infineon US.  Except as identified on  Schedule 6.11, Infineon knows of no item of intellectual property not licensed within the Vanessa Assets, that is held by Infineon or a third party and that would, absent a license to TriQuint, bar the realization of the plans and forecasts for the Vanessa Transferred Business as previously planned and forecast by Infineon.

6.12                Liabilities Identified.  The amounts identified in  Schedule 6.12 are materially reasonable estimates of the accrued liabilities transferred to Purchaser, and with respect to employee pension liability, have been estimated according to the methodology required to be used under Section 2.8.3.

6.13                Corporate Organization.  Except for Sellers and (with respect to contracts covered by Section 2.5.6) Infineon Technologies Asia Pacific Pte Ltd. Singapore, no Affiliate of Infineon holds any material third party contract related to, nor any material asset necessary for, the operation of the Vanessa Transferred Business.

6.14                No guarantee of continued existence. Any and all further representations and warranties, whether express or implied, are excluded. The warranties and representations provided hereunder shall not constitute or deemed an assurance of continued existence (Bestandsgarantie) pursuant to Para.443 German Civil Code (BGB).

7.     Representations and Warranties of Purchaser and TriQuint.  Purchaser and TriQuint represent and warrant to the Sellers as follows:

7.1  Organization, Standing and Qualification.  TriQuint and Purchaser each is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; and has the requisite corporate power and authority to own, lease and operate its respective properties and to carry on its respective business as and in the places such properties are now owned, leased or operated and where such business is presently conducted.

7.2  Authority of TriQuint and Purchaser.  TriQuint and Purchaser each have all requisite power and authority to enter into this Agreement and each other agreement, document and instrument to be executed or delivered by either of them in connection with this Agreement and to carry out the transactions contemplated hereby and thereby.  This Agreement constitutes, and, when executed and delivered at the Effective Date, each other agreement, document and instrument to be executed or delivered by Purchaser or TriQuint will constitute, the legal, valid and binding obligation of Purchaser or TriQuint respectively.  Except for any required to be obtained by any of the Sellers, no consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority or any other person or entity is required to be obtained or made by Purchaser or TriQuint in connection with the execution, delivery and performance of this Agreement or the Interim Agreements or the consummation of the transactions contemplated hereby or thereby.

7.3  No Violation.

7.3.1       No Violations.  Except as indicated in  Schedule 7.3.1 hereto, the execution, delivery and performance of this Agreement and the documents it requires and the consummation of the transactions contemplated hereby and thereby, will not violate any law, rule or regulation or any order, judgment, decree or award of any court, governmental authority or arbitrator to or by which TriQuint or Purchaser is subject or bound.

7.3.2       No Consents Needed.  Except as indicated in  Schedule 7.3.2 hereto, no consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority (or any other person or entity other than contract partners, whose consent is required prior to the assignment of the contracts listed on  Schedule 2.5.1) is required to be obtained or made by TriQuint or Purchaser in connection with the execution, delivery and performance of this Agreement or the agreements contemplated hereby, or the consummation of the transactions contemplated hereby or thereby.

7.4          Finders Fees.  No person or entity is entitled to any brokerage commissions or finder’s fees in connection with the transactions contemplated by this Agreement as a result of any action taken by TriQuint or Purchaser, or any of the affiliates, officers, directors or employees thereof.

7.5          No other Representations or Warranties.  Any and all further representations and warranties, whether express or implied, are excluded.

8.     Certain Covenants.

8.1          Operations in the Ordinary Course.  During the period from the date of this Agreement to and including the Effective Date, the Sellers shall cause the conduct and operations of the Sellers and of the business to be conducted in the ordinary and usual course of business and consistent with past practices.  Without limiting the foregoing, prior to the Effective Date, the Sellers shall not, without the prior written consent of TriQuint, permit any of the Sellers to:

8.1.1       Sell or encumber Vanessa Assets: Sell, transfer, lease or otherwise dispose of any Vanessa Assets to be transferred under this Agreement, other than in the ordinary course of business and on customary terms and conditions, or obligate itself to do so;

8.1.2       Alter Assumed Contracts: Amend, modify, change, alter, terminate, rescind or waive any rights or benefits under any contract, agreement or commitment to be assumed by Purchaser or TriQuint hereunder, or enter outside the ordinary course of business into any contract, agreement or commitment which, if in existence as of the date of this Agreement, would have been included in the contracts to be transferred; or

8.1.3       Fail to Protect Assets: Fail to maintain the Vanessa Assets in good repair and condition, reasonable and ordinary wear and tear excepted; or cancel any of the current insurance policies or any of the coverage thereunder maintained for the protection of any of the Vanessa Assets (except to the extent the same is replaced by substantially the same coverage under similar insurance policies).

8.2          Notice of Changes.  During the period from the date of this Agreement to the Effective Date, Infineon shall give TriQuint and TriQuint shall give Infineon prompt written notice of any change in, or any of the information contained in, any of the representations and warranties made in or pursuant to this Agreement or of any event or circumstance which, if it had occurred on or prior to the date hereof, would cause any of such representations or warranties not to be true and correct, or of any change in circumstance that materially affects its ability to keep all of its commitments at the Effective Date.

8.3          Access.  During the period from the date of this Agreement to the Effective Date, the Sellers shall give TriQuint, Purchaser and their accountants, counsel and other representatives reasonable access during normal business hours to all of the facilities, properties, key personnel, books and records of or relating to any of the Vanessa Assets or in general the Vanessa Transferred Business, subject to Sellers’ ordinary and usual security provisions with respect to such facilities as applicable to trusted third parties, and in any event the Sellers shall cause Purchaser and TriQuint to be furnished with such documents (or copies thereof) and information with respect to the affairs of any of the Sellers with respect to the Vanessa Transferred Business and/or the Vanessa Assets as may from time to time reasonably be requested by any of them.

8.4          Preservation of Goodwill.  During the period from the date of this Agreement to the Effective Date, the Sellers shall use their commercially reasonable efforts to preserve intact their respective relationships with customers, suppliers, governmental authorities and others having business relations with them, and further to assist Purchaser and TriQuint to inherit the good will of customers, suppliers, governmental authorities, and others having business relations with them, with respect to the Vanessa Transferred Business through reasonable cooperative communications and meetings designed both accurately to communicate the intent of the Parties hereto with respect to the continuation of the Vanessa Transferred Business, and to facilitate a smooth transition of that business from Sellers to Purchaser and TriQuint.

8.5          Taxes.  The Sellers shall pay all sales taxes, transfer, value added, and intangibles taxes and similar government charges applicable to the transactions contemplated by this Agreement, including without limitation all taxes and similar charges, if any, payable upon the transfer of title to any of the Vanessa Assets.  Purchaser, TriQuint, and the Sellers will cooperate to prepare and file with the proper public officials, as and to the extent necessary, all appropriate sales tax exemption certificates or similar instruments as may be necessary to avoid the imposition of sales, transfer, value added and similar taxes on the transfer of Vanessa Assets pursuant hereto.

8.6          Standstill.  During the period from the date hereof and until the Effective Date, except as permitted by TriQuint in writing, none of the Sellers, nor any of their respective shareholders or affiliates, will sell, transfer or otherwise dispose of any of the Vanessa Assets(except for dispositions of assets in the ordinary course of business or as expressly permitted elsewhere in this Agreement), and none of the Sellers, nor any of their respective shareholders or affiliates, nor any of the respective agents or representatives thereof, will respond to inquiries or proposals, or enter into or pursue any discussions, or enter into any agreements (oral or written), with respect to the sale, lease or other disposition of all or any portion of the Vanessa Transferred Business or of any of the Vanessa Assets to be transferred under this Agreement, other than with respect to normal commercial transactions in the ordinary course of business or as expressly permitted elsewhere in this Agreement.

8.7          Preservation of Records.  The Sellers shall preserve all records relating to the Vanessa Assets and the Vanessa Transferred Business that are not transferred to Purchaser or TriQuint hereunder, or under any of the Interim Agreements, in accordance with Sellers’ normal and standard records retention policies for like portions of its business that it retains as a going concern; shall make copies of retained records or portions thereof upon reasonable advance request of Purchaser and/or TriQuint; and shall provide TriQuint with a written summary of its records retention policies in effect as of the time of close, which it shall update on request from TriQuint.

8.8          Business Communications Post Closing.  After the Effective Date, the Sellers shall promptly and accurately refer or as applicable forward all inquiries, orders, payments, correspondence, and communications of any kind, including without limitation electronic, voice, or paper, concerning any aspect of the Vanessa Transferred Business that has been acquired by Purchaser and/or TriQuint to such telephone numbers and addresses, and to such personnel of Purchaser or TriQuint, as Purchaser or TriQuint from time to time informs the Sellers.  To the extent Purchaser or TriQuint receives inquiries, orders, payments, correspondence, or communications of any kind concerning any aspect of Sellers’ business not transferred to TriQuint or Purchaser (whether because unrelated to the Vanessa

Transferred Business or because relating to aspects of the Vanessa Transferred Business retained by Sellers), Purchaser or TriQuint shall refer or as applicable forward them promptly and accurately to such telephone numbers and addresses, and to such personnel, of Sellers as Infineon from time to time informs TriQuint. Seller personnel will provide reasonable assistance by telephone consultation or other mutually convenient means to assist with successful transition of the business to TriQuint and Purchaser.

8.9          Survival of Representations and Warranties.  Each representation, warranty, indemnity, covenant and agreement of any of the parties hereto shall survive the Effective Date; provided, however, that no party shall be entitled to assert any claim against any other for misrepresentations or breach of warranty under or pursuant to this Agreement unless the party asserting such claim shall notify the other in writing of such claim within one (1) year after the Effective Date. (Notwithstanding the foregoing, in no event shall the Sellers on the one hand, or Purchaser or TriQuint on the other hand, be liable for any consequential or punitive damages.)

8.10        Accounting Data for Compliance.  Infineon will support TriQuint with such accounting data as may be necessary to permit TriQuint to comply with reporting obligations to the Securities and Exchange Commission of the United States concerning this Agreement and the transaction it contemplates, promptly when needed to allow timely compliance by TriQuint.

8.11        Reserved.

8.12        Hi Rel Determination. The largest single contract under the Hi Rel business relates to an agreement originally entered into between SI Sicherungstechnik GmbH & Co. KG and Siemens Aktiengesellschaft dated December, 1998, identified on  Schedule 2.5.1 as a contract providing for backlog from EADS Deutschland GmbH (the “Cobra Agreement).  TriQuint will buy the Hi Rel business, including the Cobra Agreement, as otherwise contemplated by this Agreement, unless TriQuint determines, in good faith, that neither it nor one of its Affiliates will be able to manufacture the device described in the Cobra Agreement, and that it has been unable to reach replacement terms with the customer under the Cobra Agreement that TriQuint, in its sole discretion, is satisfied that it or its Affiliates will be able to fulfill. These conditions apply to this contingency:

8.12.1     How and When TriQuint Signifies Satisfaction of Condition.  TriQuint will signify satisfaction of the stated condition through delivery of the Certificate identified in Section 5.4.3, as soon as it is able to do so.  TriQuint’s right to deliver that certificate expires on September 30, 2002, U.S. Pacific time. TriQuint will in good faith inform Infineon as soon as it knows whether it will be able to issue the certificate or not.

8.12.2     Interim Commitments.  Between the date of this Agreement and  the Effective Time, and thereafter if necessary until September 30, 2002, the parties will work together to enable TriQuint to reach satisfaction.  No party shall be obligated by this commitment to spend additional resources or commit additional funds (other than those incidental to travel or communications fairly associated with a good faith attempt at resolution).

8.12.3     Effect if Certificate Not Delivered.  If the Certificate contemplated by Section 5.4.3 is not delivered on or before September 30, 2002, then as of the Effective Date, this Agreement will be deemed amended as follows:

(a)   Minimum Price Adjustment.  The Minimum Price defined in Section 4.1.1 shall be EUR 42 million, instead of EUR 45 million.

(b)   HiRel Assets Excluded.  TriQuint and Purchaser shall not acquire any rights in the Products identified in  Schedule 1.10, or in intellectual property (whether Knowhow, Property Rights,  Software, or Materials,  or otherwise, and expressly but without limitation including test expertise) under Section 2.3 that is related exclusively to the Hi Rel portion of the Vanessa Business (provided that the effect of the Residuals clause at Section 2.3.7(b) shall not be affected.)

(c)   HiRel Excluded from Vanessa Business.  The term “Hi Rel Devices” shall be excluded from Section 1.5 (including its subsections) and from the definition of the Vanessa Licensed Business, and the reference to  Schedule 1.10 shall be excluded from Sections 2.4.1(c) and 6.4.2.

(d)   HiRel Ancillary Agreement Excluded.  The Hi Rel Agreement attached as Exhibit 2.6.1(f) shall not come into force, and shall be regarded as void.

(e)   Infineon Retains Rights Necessary to Fulfill Hi Rel Obligations.  The parties recognize that some of the Hi Rel products on  Schedule 1.10 incorporate Galliumarsenide Devices, and so Infineon’s ability to supply such products to Customers requires special protection.  Accordingly, Infineon’s activities in manufacturing the Hi Rel products listed on  Schedule 1.10, and supplying them to customers, shall be excluded from the definition of “Competitive Activities” under Section 1.5, and shall be treated as outside the Vanessa Covenant Business for purposes of Section 2.3.7(a).  Further, if the Certificate is not delivered, TriQuint does hereby grant Infineon a noncancellable, transferrable license, with rights to sublicense, to the Property Rights, Software, Materials, and Knowhow to which title is transferred under Section 2.3, to make, have made, use, and sell both the Hi Rel Devices listed on  Schedule 1.10, and also modifications of the Galliumarsenide Device that is the subject of the Cobra Agreement as may be required in fulfillment or extension of that agreement between Infineon and its customer.

(f)    Test Services.  While Purchaser remains in the premises leased under the lease attached as Exhibit 2.6.1(a), Purchaser will continue to supply test services to Infineon for Hi Rel Products, at reasonable commercial rates.

(g)   Rules of Construction.  To the extent application of the rules of this Section 8.12.3 creates ambiguity or uncertainty in any Schedule or Exhibit to this Agreement, or any annex, schedule, or exhibit to any Ancillary Agreement, that ambiguity or uncertainty shall be resolved as follows.  The governing interpretation shall be that which most fairly captures the parties’ intent 1) to preserve Infineon’s business in Hi Rel Devices;  2) to permit Infineon to fulfill its obligations under the Cobra Agreement as it exists on the signature date of this Agreement, and to engage in follow up projects involving the same device or new designs based on the same device, 3) to permit Infineon to fulfill its obligations to, and the reasonable commercial expectations of, customers for Hi Rel products listed on  Schedule 1.10 that include Galliumarsenide Devices, and 4) to permit Infineon to sell the Hi Rel Business to a third party, if TriQuint does not acquire it.

9.     Indemnification, Survival, Limitations.

9.1          TriQuint’s Indemnity.  From and after the Effective Date, TriQuint will save, indemnify and hold harmless the Sellers and Sellers’ officers, directors, representatives, and employees from and against, and shall on demand reimburse the Sellers and Sellers’ officers, directors, representatives, and employees for damages suffered, by reason of any misrepresentation or breach of warranty by Purchaser or TriQuint or non-fulfillment of any covenant or agreement to be performed or complied with by Purchaser or TriQuint under this Agreement (unless the performance of or compliance with any such covenant or agreement has been expressly waived by any of the Sellers in writing) or under any agreement, certificate, document or instrument executed by Purchaser or TriQuint and delivered to the Sellers pursuant to this Agreement.  TriQuint shall further defend Sellers from, and indemnify Sellers, and Sellers’ officers, directors, representatives, and employees, for any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including reasonable attorneys’ fees, incident to any of the foregoing.  Sellers and Sellers’ officers, directors, representatives, and employees shall cooperate as reasonably required by TriQuint in such proceedings (at TriQuint’s expense for out of pocket costs.)

9.2          Seller’s Indemnity.  Subject to the limitations under Section 9.4 and 8.9 from and after the Effective Date, Infineon will save, indemnify and hold harmless Purchaser and TriQuint and Purchaser’s and TriQuint’s officers, directors, representatives, and employees from and against, and shall on demand reimburse Purchaser and TriQuint and Purchaser’s and TriQuint’s officers, directors, representatives, and employees for damages suffered by reason of any misrepresentation, breach of warranty or nonfulfillment of any covenant or agreement to be performed or complied with by any of the Sellers under this Agreement (unless the performance of or compliance with any such covenant or agreement has been expressly waived by TriQuint in writing) or under  any agreement, certificate, document or instrument executed by any of the Sellers and delivered to Purchaser or TriQuint pursuant to this Agreement.  Sellers shall further defend Purchaser and TriQuint and Purchaser’s and TriQuint’s officers, directors, representatives, and employees from, and indemnify Purchaser and TriQuint and Purchaser’s and TriQuint’s officers, directors, representatives, and employees for, any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including reasonable attorneys’ fees, incident to any of the foregoing.  Purchaser and TriQuint and Purchaser’s and TriQuint’s officers, directors, representatives, and employees shall cooperate as reasonably required by Sellers in such proceedings (at Sellers’ expense for out of pocket costs.)

9.3          Indemnity Proceedings.  If any action or proceeding covered by the foregoing clauses is commenced by a third party against a party entitled to indemnification under this Section 9 (an “Indemnitee”), the Indemnitee shall give the Indemnitor(s) prompt written notice of such proceeding and copies of all pleadings filed relating thereto within twenty (20) days after the Indemnitee’s receipt thereof.

9.3.1       Right to Defend.  If the Indemnitor(s) shall, at its(their) option, elect by prompt written notice to each Indemnitee to contest or defend any such Covered Proceeding, the Indemnitor(s) shall, subject to the provisions of this Section 9.3, be entitled, at its or their sole cost and expense, to contest or defend the same with counsel of its or their own choosing, but reasonably satisfactory to the Indemnitee, and in such event the Indemnitee shall not settle, compromise, pay or discharge the same without the prior written consent of the Indemnitor(s) (which consent shall, however, not be unreasonably withheld or delayed), so long as the Indemnitor(s) is(are) actively contesting and defending the same in good faith.  In such a defense, Indemnitor may settle in its discretion on any terms that do not require Indemnitee to pay money, do not require Indemnitee to refrain from or perform any act, and secure for Indemnitee a full release.  Settlement on terms that do not meet those conditions requires the written consent of the Indemnitee.   If Indemnitor elects not to accept the tender of a defense, then Indemnitee may defend, at Indemnitor’s cost, provided that the cost must be reasonable in light of the amounts at stake.

9.3.2       Waiver by Failure to Tender.  Claims for indemnity with respect to proceedings as to which defense is not timely tendered, are waived.  Tender shall be timely even if beyond the twenty days so long as the Indemnitor(s) is (are) not prejudiced by any delay.

9.3.3       Special Provisions when Injunction is Sought.  If the proceeding indemnified against does not seek only monetary damages, but seeks any injunction or other equitable relief or specific performance against any Indemnitee, then the Indemnitee shall be entitled to settle and discharge any claim arising thereunder; provided that if the Indemnitee shall elect to settle and discharge any such particular claim, the indemnity obligation of the Indemnitor(s) with respect thereto shall be limited to that portion of the liability arising from the election of the Indemnitee not to contest but rather to settle and discharge the same (without the consent of the Indemnitor(s)) which is reasonable after taking into account the substantive merits of the position taken by the

Indemnitor(s) in opposing such claim, as compared to the risks of litigation or other opposition.

9.3.4       Participation Right.  If the Indemnitor(s) elect(s) to defend a Covered Proceeding, the Indemnitee shall be entitled to participate in the defense thereof with its own separate counsel and receive copies of all pleadings and other papers in connection therewith.  In such event, the fees and expenses of such Indemnitee’s counsel shall, except as otherwise provided in this Section 9, be borne by the Indemnitee, unless the Indemnitee reasonably determines that it may have one or more defenses available to it which are different from or in additional to those available to the Indemnitor.  In such event, the Indemnitor shall not have the right to direct the defense of the claim, and the Indemnitor may do so at Indemnitee’s expense, provided that the expense must be reasonable in light of the amounts involved.

9.4          Limitations.  None of the parties shall be liable to any of the other parties for breach of any warranty or representation or any other provision of this Agreement, except as follows:

9.4.1       Sellers. If one of the warranties, undertakings and representations specified in this Agreement made by Sellers shall be incorrect in whole or in part, TriQuint or Purchaser shall inform Infineon immediately upon acquiring knowledge of this inaccuracy and demand that Infineon restores the situation as if such representation, undertaking, or warranty had not been violated. If within the period of eight weeks after receipt of such a notification, Infineon fails to comply with this demand, Infineon shall be liable for the damage incurred directly by the Purchaser as a result of such a complete or partial inaccuracy or breach. Consequential or indirect damages, such as loss of profit, shall not be compensated for (provided that the parties recognize that loss of profit may be the proper measure of direct damages for breach of the convenants covenants related to non-competition, and Purchasers shall be entitled to remedies of specific performance also with respect to those covenants.) There shall be no claim of TriQuint or Purchaser for damages resulting under this Agreement except if and to the extent that any individual claim exceeds EUR  50,000 (the “Relevant Amount”) and the aggregate amount of all Relevant Amounts exceeds EUR 500,000 in which case Seller shall be liable for the aggregate of the Relevant Amounts (“Freigrenze”). Infineon’s liability for claims resulting from this Agreement shall be restricted to a total of EUR 5,000,000 (in words: five Million Euro), provided that TriQuint and Purchaser shall be entitled, in addition to damages, to injunctive relief and/or specific performance with respect to claims under Section 2.10 (noncompetition and related covenants); Section 2.3 (related to intellectual property matters); and sections of this Agreement calling for delivery of signatures or documents related to the Vanessa Transferred Business.  This limitation on liability shall not apply to damages or remedies under each Ancillary Agreement. All other or further claims on the part of TriQuint and/or Purchaser not deriving from the representations and warranties and commitments of this Agreement and the Ancillary Agreements, irrespective of the legal basis, are excluded (to the extent permissible by law). The reversal of the contract by the Purchaser on whatever legal basis (other than fundamental fraud) shall also be excluded.

9.4.2       Infineon’s Exclusive Liability. Infineon alone shall be liable to TriQuint and/or Purchaser subject to the terms of this Section 9.4 for all of TriQuint’s or Purchaser’s claims resulting from this Agreement, in particular from Sections 6 and 8 even if the claims are based on the infringement of warranties concerning circumstances within the sphere of Infineon US.

9.4.3       TriQuint’s Liability. TriQuint shall be jointly and severally liable for all of Sellers’ claims resulting from this Agreement against Purchaser. If one of the warranties, undertakings and representations specified in this Agreement made by TriQuint or Purchaser shall be incorrect in whole or in part, Infineon shall inform TriQuint immediately upon acquiring knowledge of this inaccuracy and demand that TriQuint restores the situation as if such representation, undertaking, or warranty had not been violated. If within the period of eight weeks after receipt of such a notification, TriQuint fails to comply with this demand, TriQuint shall be liable for the damage incurred directly by Infineon or Infineon US as a result of such a complete or partial inaccuracy or breach. Consequential or indirect damages, such as loss of profit, shall not be compensated for. There shall be no claim of Sellers under Section 7 except if and to the extent that any individual claim exceeds EUR  50,000 (the “Relevant Amount”) and the aggregate amount of all Relevant Amounts exceeds EUR 500,000 in which case TriQuint shall be liable for the aggregate of the Relevant Amounts (“Freigrenze”). TriQuint’s liability for claims under this Agreement shall be restricted to a total of unpaid amounts due as consideration hereunder, plus EUR 5,000,000 (in words: five Million Euro), provided that TriQuint shall be liable to the full extent of third party liabilities assumed, and provided that Infineon shall be entitled, in addition to damages, to injunctive relief and/or specific performance with respect to claims under Section 2.3 (related to intellectual property matters).  This limitation on liability shall not apply to damages or remedies under each Ancillary Agreement. All other or further claims on the part of Infineon not deriving from the representations and warranties and commitments of this Agreement and the Ancillary Agreements, irrespective of the legal basis, are excluded (to the extent permissible by law). The reversal of the contract by the Purchaser on whatever legal basis (other than fundamental fraud) shall also be excluded.

9.4.4       In case of Intentional Acts.  In case of fraud, or misrepresentation known to the party making them, or intentional breach by any party that is not cured promptly within ten days of Notice, then with respect to that party and that event, to the full damages caused in addition to the limits of the foregoing section.

9.4.5       Interim Agreements. In case of breach of any Interim Agreement that speaks as to recovery of damages, to the extent described in such agreement.

10.  Other Matters.

10.1        Publicity.  Prior to the Effective Date, no publicity release or similar public announcement concerning this Agreement or the transactions contemplated hereby shall be issued by any party to this Agreement (or its/their representatives) without prior consent to the form and substance thereof by TriQuint (in the case of any proposed release or announcement by or on behalf of any of the Sellers or any of them)or Infineon (in the case of any proposed release or announcement by or on behalf of Purchaser or TriQuint).  Infineon will promptly review and will not unreasonably withhold its consent to publication of a press release or public filing, if TriQuint determines that such a release is necessary in order to comply with its legal obligations.

10.2        Assignment.  This agreement is not assignable by any party, without the consent of both Infineon and TriQuint.

10.3        Controlling Law, Disputes Jurisdiction.  This Agreement and each of the Ancillary Agreements and any other agreements and instruments executed and delivered pursuant hereto and thereto (except as they state otherwise) shall be construed and enforced in accordance with the substantive laws of the Federal Republic of Germany, without regard to principles of conflict of laws, provided that the governing law with respect to the transfer of any title will be the law applicable to the jurisdiction in which the asset resides, and the law governing relationships with any employee will be the law applicable to the jurisdiction within which that employee is principally employed.  Any dispute arising under or related to or in connection with this Agreement or any of such other agreements and instruments (except as they provide otherwise) shall be dealt with as follows:

10.3.1     Executive Conferencing.  Either party may refer any dispute that cannot be resolved by the managers directly involved to an Executive Conference for resolution.  If a dispute is referred to Executive Conference, the referring party shall designate any manager senior to those whose day to day responsibility is involved in the dispute (or the CEO if no other senior manager can be designated); shall describe the dispute in terms sufficient to inform the other party fairly of all matters involved therewith; and shall propose several alternate dates within one month to meet to resolve the dispute.  The other party shall likewise designate a manager senior to those whose day to day responsibility is involved in the dispute (or the CEO if no other senior manager can be designated), and shall select one of the offered dates.  On that date the designated managers shall meet in person, at a place reasonably agreed by those managers.  The designated managers shall have full power to resolve the dispute, and shall meet alone, with such documents as they wish, and each shall commit at least one full business day to the process (more if the they both consent.) consent).  Each may be accompanied by such additional people as they both may agree during such times as they both may agree.

10.3.2     Arbitration.  If any dispute cannot be settled through executive conferencing,  such dispute, including any question regarding its existence, validity or termination, shall be finally settled by arbitration under the Rules of Arbitration of the International Chamber of Commerce, Paris (“Rules”) by three arbitrators appointed in accordance with the said Rules. Unless otherwise agreed by the parties, arbitration shall take place in London, England, or as otherwise agreed by the parties. However, if Executive Conferencing has been requested by one party, and the other has declined, then subsequent arbitration on the matter that was the subject of the Executive Conferencing request shall take place in the home jurisdiction of the party that requested the Executive Conference.  Arbitration shall be held in English.  Rules of discovery shall be as defined by the Rules, and may be supplemented in the interests of fairness by the arbitrators. The arbitrators shall have power to award remedies of specific performance or injunctive relief as well as damages within the limits of this Agreement or the applicable Ancillary Agreement.  Each party agrees that service of process, including demands for arbitration, may be made on such party through the procedures set forth herein for Notice.  The results of arbitration shall be final and binding on the parties, and may be enforced in any court of competent jurisdiction.

10.3.3     Legal Fees.  In any arbitration, the legal fees of the parties and expenses of arbitration shall be borne by the prevailing party, in such proportion as the arbitrator(s) find just and equitable.

10.4        Notices.  All notices shall be in writing and shall be deemed to have been duly given when delivered personally, or when the transmission receipt of a fax shows transmission is complete, or upon the date a return receipt of notice sent by registered mail shows the notice has been accepted, refused, or returned undeliverable.  In each case, the notice must be sent to the appropriate address or fax number listed below, or to such replacement address or fax as the parties may by notice provide.

                                if to any of the Sellers, to:

                                                Infineon Technologies AG

                                                Attn: Legal Department

                                                Postfach 80 09 49 D-81609 Muenchen

                                                St. Martin Stra8e 53 D-81669 Muenchen

                                                Germany

                                                                FAX: (49) (089) 234-2-69-83

                                if to Purchaser or TriQuint to:

                                                TriQuint Semiconductor, Inc.

                                                Attn:  Chief Financial Officer

                                                2300 NE Brookwood Parkway

Hillsboro, OR 97124

USA

                FAX: (1) 503 615 8904

                                With a copy to:

                                                Ater Wynne LLP

                                                Attn:  William C. Campbell

                                                222 S. W. Columbia St.

                                                Portland, OR 97201

                                                USA

                                                                FAX: (1) 503 226-0079

10.5        Expenses.  Except as expressly set forth in this Agreement, each of the parties shall pay its own fees and expenses with respect to the transactions contemplated hereby.

10.6        Entire Understanding.  This Agreement sets forth the entire understanding of the parties hereto in respect of the subject matter hereof and may not be modified, amended or terminated except by a written agreement specifically referring to this Agreement signed by all of the parties hereto.  This Agreement supersedes all prior agreements and understandings among the parties with respect to such subject matter.

10.7        Waivers. No waiver shall be effective unless in writing and signed by the party granting such waiver, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

10.8        No Third Party Beneficiaries.  Nothing herein, express or implied, is intended or shall be construed to confer upon or give to any person, firm, corporation or legal entity, other than the parties hereto, any rights, remedies or other benefits under or by reason of this Agreement or any documents executed in connection with this Agreement.

10.9        Specific Performance.  The Sellers agree that the Vanessa Assets include unique property that cannot be readily obtained on the open market and that TriQuint will be irreparably injured if this Agreement is not specifically enforced.  Therefore, TriQuint shall have the right specifically to enforce the performance of the Sellers under this Agreement without the necessity of posting any bond or other security, and the Sellers hereby waive the defense in any such suit that TriQuint has an adequate remedy at law and agree not to interpose any opposition, legal or otherwise, as to the propriety of specific performance as a remedy.  The remedy of specifically enforcing any or all of the provisions of this Agreement in accordance with this Section 10.9 shall not be exclusive of any other rights or remedies which TriQuint may have under this Agreement, at law in equity or otherwise, all of which rights and remedies shall be cumulative.

10.10      Construction.  Reference to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof.  Unless otherwise indicated, reference in this Agreement to a “Section” or Article” means a Section or Article, as applicable, of this Agreement.  When used in this Agreement, words such as “herein”, “hereinafter”, “hereof”, “hereto”, and “hereunder” shall refer to this Agreement as a whole, unless the context clearly requires otherwise.  The use of the words “or,” “either” and “any” shall not be exclusive.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. The Section and paragraph headings contained herein are for the purposes of convenience only and are not intended to define or limit the contents of said Sections and paragraphs.

10.11      Severability.  If any clause of this Agreement is ruled void or unenforceable, that provision shall be amended so as to conform as nearly as possible to the purpose of the parties while preserving its enforceability.  If such amendment is not possible, that clause shall be severed, and the remainder of the agreement shall remain in full force and effect.

10.12      Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which shall constitute one and the same agreement.

        IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

Infineon Technologies AG

By:	/s/ Nicole Lau, /s/ Thomas Pollakowski
Name: Lau
Title: Senior Director

Infineon Technologies North America Corp.

By:	/s/ Miriam Martinez
Name:
Title:

TriQuint Semiconductor, Inc.

By:	/s/ Ronald Ruebusch
Name:
Title:

TriQuint Semiconductor GmbH

By:	/s/ Stephanie Welty
Name:
Title:

[***]      CERTAIN INFORMATION IN THIS DOCUMENT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.